UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OLD NATIONAL BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD NATIONAL BANCORP

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Shareholders

May 2, 2019

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Notice of Annual Meeting of Shareholders

To Our Shareholders:

The 2019 Annual Meeting of Shareholders of Old National Bancorp (the “Company”) will be held in the Schlottman Auditorium at the Old National Bank headquarters located on the 4th floor at One Main Street, Evansville, Indiana, on Thursday, May 2, 2019, at 8:00 a.m. Central Daylight Time for the following purposes:

(1)	Election of the Company’s Board of Directors consisting of twelve Directors to serve for one year and until the election and qualification of their successors.

(2)	Approval of the amended and restated Old National Bancorp Employee Stock Purchase Plan.

(3)	Approval of a non-binding advisory proposal on Executive Compensation.

(4)	Ratification of the appointment of Crowe LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.

(5)	Transaction of such other matters as may properly come before the meeting or any adjournments and postponements thereof.

Common shareholders of record at the close of business on February 22, 2019 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jeffrey L. Knight

Executive Vice President,

Chief Legal Counsel and

Corporate Secretary

March 6, 2019

IMPORTANT

Please submit your proxy promptly by mail or by Internet. In order that there may be proper representation at the meeting, you are urged to complete, sign, date and return the proxy card in the envelope provided to you or vote by Internet, whether or not you plan to attend the meeting. No postage is required if mailed in the United States.

Old National Bancorp

2019 Proxy Statement – Summary

The following summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 1 through 4)

Meeting: Annual Meeting of Shareholders	Date: Thursday, May 2, 2019	Time: 8:00 a.m. Central Daylight Time

Location: Old National Bank, One Main Street, Evansville, Indiana – Schlottman Auditorium 4th Floor

Record Date: February 22, 2019

Voting: Shareholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals being voted on.

Admission: You must provide an admission ticket or proof of stock ownership to enter the meeting. Please see page 2 for further information.

Webcast: We will provide a live webcast of the Annual Meeting that can be accessed from the Investor Relations section of our website at www.oldnational.com.

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

Proposals	Recommendation	Page Reference for more detail

• Election of Directors	FOR Each Director Nominee	17

• Approval of the amended and restated Old National Bancorp Employee Stock Purchase Plan	FOR	63

• Approval of a non-binding advisory proposal on Executive Compensation	FOR	68

• Ratification of the appointment of Crowe LLP as independent accountants for 2019	FOR	70

DIRECTOR NOMINEES

(see pages 17 through 23)

Name	Age	Director Since	Occupation	Independent

Alan W. Braun	74	1988	Managing Partner, Braun Partnership & Braun Realty and Retired Chairman Emeritus, Industrial Contractors Skanska	Yes

Andrew E. Goebel	71	2000	Retired President & COO, Vectren Corporation	Yes

Jerome F. Henry, Jr.	68	2014	President, Midwest Pipe & Steel, Inc.	Yes

Ryan C. Kitchell	45	2018	EVP & Chief Administrative Officer, Indiana University Health	Yes

Robert G. Jones	62	2004	Chairman & CEO, Old National Bancorp	No

Phelps L. Lambert	71	1990	Managing Partner, Lambert & Lambert Real Estate Development	Yes

Thomas E. Salmon	55	2018	Chairman & CEO, Berry Global Group, Inc.	Yes

Randall T. Shepard	72	2012	Former Chief Justice, Indiana Supreme Court	Yes

Rebecca S. Skillman	68	2013	Chairman, Radius Indiana; Former Lt. Governor, State of Indiana	Yes

Name	Age	Director Since	Occupation	Independent

Derrick J. Stewart	41	2015	President & CEO, YMCA of Greater Indianapolis	Yes

Katherine E. White	52	2015	Professor of Law, Wayne State University Law School	Yes

Linda E. White	69	2008	President Emerita, Deaconess Health System, Inc. and Executive Director of Deaconess Foundation	Yes

2018 FINANCIAL HIGHLIGHTS

(see pages 32 and 62)

In 2018, the Company delivered record operating results. Financial highlights for 2018 include:

•	EPS $1.22
•	Net Income $190.8 million
•	ROE 8.42%
•	ROA 1.07%
•	Efficiency Ratio 67.74%
•	Net Charge-Off (Recovery) Ratio 0.02%
•	Provision Expense $7.0 million
•	Organic Loan Growth $138.6 million (1.2% growth)
•	Commercial and Commercial Real Estate Loan Growth of 4%

EXECUTIVE COMPENSATION

Set forth below is the 2018 compensation for each Named Executive Officer (“NEO”) as determined under Securities and Exchange Commission (“SEC”) rules. See the notes accompanying the 2018 Summary Compensation Table on page 50 for additional information.

Name and Principal Position	Salary	Non-Equity Incentive Plan Compensation	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Robert G. Jones	$719,231	$1,317,092	$932,628	$0	$32,666	$3,001,617
Chairman and Chief Executive Officer

James C. Ryan, III	$409,038	$389,506	$364,656	$0	$20,918	$1,184,118
Senior EVP and Chief Financial Officer

James A. Sandgren	$475,731	$453,015	$364,656	$0	$35,875	$1,329,277
President and Chief Operating Officer

Jeffrey L. Knight	$352,423	$258,150	$189,621	$404	$21,652	$822,250
EVP and Chief Legal Counsel

Todd C. Clark	$352,692	$258,347	$160,449	$0	$12,287	$783,775
EVP and Chief Information/Strategic Innovation Officer

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Proxy Statement

For the Annual Meeting of Shareholders to be held on

May 2, 2019, at 8:00 a.m. Central Daylight Time at the

Old National Bank Headquarters

Schlottman Auditorium – 4th Floor

One Main Street, Evansville, IN 47708

Important Notice Regarding the Availability of Proxy Materials

for the Shareholders’ Meeting to be held on May 2, 2019

The Proxy Statement and 2018 Annual Report to Shareholders are available at:

www.oldnational.com/proxy

General Information about the Annual Meeting of Shareholders and Voting

This Proxy Statement relates to the Annual Meeting of Shareholders (“Annual Meeting”) of Old National Bancorp (the “Company” or “Old National”) to be held on May 2, 2019, at 8:00 a.m. Central Daylight Time. These proxy materials are being furnished by the Company in connection with a solicitation of proxies by the Company’s Board of Directors (the “Board”).

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about March 21, 2019, we will begin mailing Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing the Notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

Who can attend the Annual Meeting?

Only shareholders of the Company of record as of February 22, 2019 (the “Record Date”), their authorized representatives and guests of the Company, may attend the Annual Meeting. Admission will be by ticket only.

Who may vote at the Annual Meeting?

These proxy materials are provided to holders of the Company’s common stock who were holders of record on the Record Date. Only the Company’s common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date 175,480,588 shares of the Company’s common stock were outstanding.

As of the Record Date, to the knowledge of the Company, no person or firm, other than BlackRock, Inc., The Vanguard Group, Inc., and Dimensional Fund Advisors, LP beneficially owned more than 5% of the common stock of the Company outstanding on that date. As of the Record Date, no individual Director, nominee or officer beneficially owned more than 5% of the common stock of the Company outstanding.

Voting and Proxy Procedures

Each share of the Company’s common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice.

If your shares are registered in your name, you may vote your shares by Internet, or by completing, signing, dating and returning the requested proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card or Notice provided. You may also vote in person at the meeting. Execution of the proxy card or voting via Internet will not affect your right to attend the Annual Meeting. If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares by Internet, or by signing, dating and returning the voting instruction form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of the Company’s common stock for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet voting, but do not specify how you want to vote your shares, the proxy holders will vote them FOR each of the items being proposed by the Board and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Can I change my vote after I return the proxy card or after voting electronically?

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:

(1) following the Internet voting instructions, or

(2) completing, signing, dating and returning a proxy card to the Company’s Corporate Secretary.

•	Sending written notice of revocation to the Company’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, you may revoke your proxy by following instructions provided by your broker. No notice of revocation or later-dated proxy will be effective until received by the Company’s Corporate Secretary at or prior to the Annual Meeting.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket will be included in the Notice being mailed on or about March 21, 2019, or if you receive hard copies of the proxy material, the admission ticket can be detached from the top portion of the proxy card.

If your shares are held in “street name” (in the name of a bank, broker or other holder of record) and you plan to attend the meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date for admittance to the meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Will the Annual Meeting be webcast?

Our Annual Meeting will be webcast on May 2, 2019. You are invited to visit www.oldnational.com at 8:00 a.m. Central Daylight Time on May 2, 2019, to access the webcast of the meeting. Registration for the webcast is not required. An archived copy of the webcast will also be available on our website through May 1, 2020.

How many votes are needed to have the proposals pass?

Election of Directors.  A plurality of the votes cast at the meeting is required to elect Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of Directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.

Our Board has adopted a corporate governance policy regarding Director elections that is contained in our Corporate Governance Guidelines. The policy provides that in any uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his or her election than votes “for” such election will tender his or her resignation as a Director promptly following the certification of the shareholder vote. The Corporate Governance and Nominating Committee, without participation by any Director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any Director so tendering his or her resignation, will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the date of the Annual Meeting at which the election occurred. If the Board decides to accept the Director’s resignation, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board. We will promptly disclose the Board’s decision and the reasons for the decision in a broadly disseminated press release that will also be furnished to the SEC on Form 8-K.

Approval of the amended and restated Old National Bancorp Employee Stock Purchase Plan.  The approval of the Old National Bancorp Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting so long as the total vote cast on the proposal represents over 50% of the outstanding shares.

Approval of non-binding advisory proposal on Executive Compensation.  The approval or disapproval of the advisory vote on executive compensation will be determined by the vote of a majority of the votes cast (excluding abstentions), which means that the number of votes “for” the proposal must exceed the number of votes “against” the proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of the appointment of Crowe LLP as the independent registered public accounting firm of the Company for fiscal year 2019.

What is “householding”?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, we will promptly deliver a separate copy to you upon your written or oral request to the Company’s Shareholder Services Department at 812-464-1296 or 1-800-677-1749, at P.O. Box 929, Evansville, Indiana 47706-0929, or via email to shareholderservices@oldnational.com.

Shareholders sharing an address who are receiving multiple copies of the annual report and proxy statement may request a single copy by contacting our Shareholder Services Department using the contact information set forth above.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

How are abstentions and broker non-votes treated?

If you are the beneficial owner of shares held in street name and do not provide the bank, broker or other intermediary that holds your shares with specific voting instructions, that bank, broker or other intermediary may generally vote on routine matters but cannot vote on non-routine matters. With the exception of the proposal to ratify the appointment of our auditors, all matters scheduled to be presented at the meeting are non-routine matters. Unless you instruct the bank, broker or other intermediary that holds your shares to vote on these non-routine matters, no votes will be cast on your behalf for the proposal relating to the election of Directors or for the advisory proposal on executive compensation. With respect to the proposal to approve the amended and restated employee stock purchase plan, broker non-votes will have no effect, but abstentions will have the same effect as a vote against the proposal. Therefore, it is important that you instruct the bank, broker or other intermediary to cast your vote if you want it to count on these matters. The proposal to ratify the appointment of our auditors is considered a routine matter and, therefore, broker non-votes are not expected to exist on this proposal.

Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A broker has limited authority to vote on the election of directors but is not limited as to the proposal relating to the ratification of auditors. With respect to the election of Directors, abstentions, broker non-votes and instructions on the enclosed form of proxy to “withhold authority” to vote “for” one or more of the nominees will result in the nominee receiving fewer votes but will not affect the outcome of the election. Broker non-votes and abstentions will have no effect on the outcome of the advisory vote on executive compensation. With respect to the ratification of auditors, abstentions and broker non-votes have the same effect as a vote against the proposal.

How do I designate my proxy?

If you wish to give your proxy to someone other than the proxies identified on the proxy card, you may do so by crossing out all the names of the proxy members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the Annual Meeting by the person you have designated on the proxy card.

Who will pay for the costs involved in the solicitation of proxies?

The Company will pay all costs of preparing, assembling, printing and distributing the proxy materials. In addition to solicitations by mail, Directors and Officers of the Company and its subsidiaries may solicit proxies personally, by telephone, telefax, electronic mail or in person, but such persons will not be specially compensated for their services.

We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with the Company’s By-Laws will be considered. Aside from the items listed above in the Notice of Annual Meeting, the Company does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Corporate Governance and Nominating Committee and nominated by the Board. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

Report of the Corporate Governance and

Nominating Committee and Other Board Matters

The Corporate Governance and Nominating Committee (“Governance Committee”) is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance Committee operates under a written charter which conforms to the requirements of the SEC and the NASDAQ.

Board Leadership Structure and Function

The Board, which is elected by the shareholders, selects the Executive Leadership Group (“ELG”), which is the executive management team charged with the conduct of the Company’s business. Having selected the ELG, the Board acts as an advisor and counselor to management and ultimately monitors its performance. The Board has the responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to the Company. Acting as a full Board and through the Board’s seven standing committees, the Board oversees and approves the Company’s strategic plan. The Board regularly reviews the Company’s progress against its strategic plan and exercises oversight and decision-making authority regarding strategic areas of importance to the Company.

The Company’s Corporate Governance Guidelines provide for an independent Lead Director, currently Rebecca Skillman, who presides at all meetings of the Board at which the Chairman is not present; leads executive sessions of the Board; consults and meets with any or all outside Directors as required and represents such Directors in discussions with management of the Company on corporate governance issues and other matters; ensures that the Board, committees of the Board, individual Directors and management of the Company understand and discharge their duties and obligations under the Company’s system of corporate governance; mentors and counsels new members of the Board to assist them in becoming active and effective Directors; leads the Board in the annual evaluation of the Chairman and Chief Executive Officer’s (“CEO”) performance; acts in an advisory capacity to the Chairman and CEO in all matters concerning the interests of the Board and relationships between management and the Board; and performs such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time.

The Board appointed Robert G. Jones to serve as Chairman of the Board and appointed Rebecca S. Skillman to serve as Lead Director to be effective upon commencement of the Annual Meeting in 2016. The Board believes that it is in the best interests of the Company to have Mr. Jones serve as Chairman to facilitate succession planning for the Board and to optimize his expertise and insight in leading the Company and his skill in developing executive leadership of the Company. The Board will annually review the effectiveness of this arrangement and believes this structure is in the best interest of shareholders and serves the Company well at this time.

Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. Ms. Skillman, the current Lead Director of the Board, chaired the executive sessions of the Board in 2018. The Board meets in executive session a minimum of four times each year.

The Board met eight times during 2018. Each Director attended 75% or more of Board meetings and meetings of Committees on which they served in 2018. Directors as a group attended an average of 98.07% of the Board meetings and meetings of Committees on which they served in 2018.

Governance Committee Scope of Responsibilities

The Governance Committee has responsibility for recruiting and nominating new Directors, assessing the independence of non-management Directors, leading the Board in its annual performance evaluation, reviewing and assessing the adequacy of the Corporate Governance Guidelines and retaining outside advisors as needed to assist and advise the Board with respect to legal and other matters. The Governance Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

CEO Succession Planning

Among the Governance Committee’s responsibilities as described in its charter is to oversee CEO succession planning and leadership development for potential CEO candidates. The Board plans for succession of the CEO and annually reviews the succession strategy for an “unplanned” and “planned” event. As part of this process, the independent directors annually review the Governance Committee’s recommended candidates for consideration as the CEO under either a planned or unplanned scenario. The criteria used when assessing the qualifications of potential CEO successors include certain leadership, management and personal behaviors. The leadership behaviors include the ability to attract and develop talent, drive and execution, empowering others, shaping strategy and leading change. The management behaviors include communication and climate setting, establishing plans and priorities, managing and improving processes and performance monitoring and management. The personal behaviors important to the Governance Committee in evaluating potential CEO candidates include the following: embodies the values that make the Company’s culture distinctive, acts with honor and character, makes and maintains personal relationships with associates, clients and shareholders, demonstrates courage and serves as a champion of the Company’s culture. The individual must also possess the skill and talent to lead the organization in a positive manner with wisdom, enthusiasm and humility.

Attendance at Annual Meetings

The Company has not established a formal policy regarding Director attendance at its Annual Meeting, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The Chairman presides at the Annual Meeting. All the Directors attended the Annual Meeting in 2018.

Code of Conduct and Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that sets forth important Company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all our Directors and employees, including the Company’s CEO, Chief Financial Officer and Controller. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s CEO, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on our website at www.oldnational.com. We will post any material amendments to, or waivers from, our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers on our website within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

The Code of Business Conduct and Ethics addresses, among other things, the following topics: responsibilities of every Old National associate; seeking answers and reporting violations; making ethical decisions; civility and respect for one another; preventing discrimination and harassment; preventing substance abuse and violence; protecting confidential information; guidelines for protecting private information; using company assets responsibly; reporting accurately and honestly; engaging in political activities; working with media; ethical handling of personal transactions; preventing conflicts of interest; serving on for-profit and non-profit boards; ethical handling of gifts, meals and entertainment; preventing fraud; prohibiting insider trading; competing fairly; and earning incentives.

Corporate Governance Guidelines

The Board has adopted the Corporate Governance Guidelines that, along with the Company’s corporate charter, By-Laws and charters of the various committees of the Board, provide the foundation for the Company’s governance. Among other things, our Corporate Governance Guidelines set forth the:

•	minimum qualifications for Directors;

•	independence standards for Directors;

•	responsibilities of Directors;

•	majority voting policy applicable to Director elections;

•	committees of the Board;

•	access of Directors to the officers and employees of the Company;

•	Directors’ compensation and expense reimbursement;

•	procedures for Director orientation and development;

•	procedures for an annual review of the CEO and management succession planning;

•	stock ownership guidelines for executives and Directors;

•	bonus recoupment or “clawback” policy;

•	procedures for an annual self-evaluation of the Board; and

•	content of the Company’s Code of Business Conduct and Ethics.

Communications from Shareholders to Directors

The Board believes that it is important that a direct and open line of communication exist between the Board and the Company’s shareholders and other interested parties. Consequently, the Board has adopted the procedures described in the following paragraph for communications to Directors.

Any shareholder or other interested party who desires to contact Old National’s Chairman or the other members of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718. Communications received are distributed to the Lead Director or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then the Corporate Secretary will forward them to the Chairman of the Audit Committee for review.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

The Company’s nomination procedures for Directors are governed by its By-Laws. Each year the Governance Committee makes a recommendation to the entire Board regarding nominees for election as Directors. The Governance Committee will review suggestions from shareholders regarding nominees for election as Directors. All such suggestions from shareholders must be submitted in writing to the Governance Committee at the Company’s principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which Directors are to be elected. All written suggestions of shareholders must set forth:

•	the name and address of the shareholder making the suggestion;

•	the number and class of shares owned by such shareholder;

•	the name, address and age of the suggested nominee for election as Director;

•	the nominee’s principal occupation during the five years preceding the date of suggestion;

•	all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the suggested nominee; and

•	such other information as the Governance Committee may reasonably request.

Consent of the suggested nominee to serve as a Director of the Company, if elected, must also be included with the written suggestion.

In seeking individuals to serve as Directors, the Governance Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. Directors should have an active interest in the business of the Company, possess a willingness to represent the best interests of all shareholders, be able to objectively appraise management performance, possess the highest personal and professional ethics, integrity and values, and be able to comprehend and advise management on complicated issues that face the Company and Board. In addition, such nominees should not have any interest that would materially impair their ability to exercise independent judgment, or otherwise discharge the fiduciary duties owed as a Director to the Company and its shareholders.

Directors should also demonstrate achievement in one or more fields of business or professional, governmental, communal, scientific or educational endeavors. Directors are expected to have sound judgment, borne of management or policy making experience that demonstrates an ability to function effectively in an oversight role. In addition, Directors should have a general appreciation regarding major issues facing public companies of a size and operational scope similar to that of the Company. These issues include contemporary governance concerns, regulatory obligations of an SEC reporting financial holding company, strategic business planning and basic concepts of corporate finance.

The Company does not currently have a formal diversity policy. However, the Corporate Governance Guidelines state that the Board seeks members with diverse professional backgrounds. The Board also annually reviews the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. The annual assessment includes a review of the skills, experience and diversity of the Board in the context of the needs of the Board.

Determination with Respect to the Independence of Directors

It is the policy of the Board that a majority of its members be independent from management, and the Board has adopted Director Independence Standards that meet the listing standards of the NASDAQ. These Independence Standards are included in our Corporate Governance Guidelines which can be viewed under the Investor Relations/Corporate Governance link on the Company’s website at www.oldnational.com.

In accordance with our Corporate Governance Guidelines, the Board undertook its annual review of Director independence. During this review, the Board considered any and all commercial and charitable relationships of Directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries. Following the review, the Board affirmatively determined, by applying the Director Independence Standards contained in the Corporate Governance Guidelines, that each of our Directors nominated for election at this Annual Meeting is independent of the Company and its management in that none has a direct or indirect material relationship with the Company, with the exception of Robert G. Jones.

The independent Directors of the Company are Alan W. Braun, Andrew E. Goebel, Jerome F. Henry, Jr., Phelps L. Lambert, Ryan C. Kitchell, Thomas E. Salmon, Randall T. Shepard, Rebecca S. Skillman, Kelly N. Stanley, Derrick J. Stewart, Katherine E. White and Linda E. White. The only non-independent Director is CEO Robert G. Jones. Mr. Jones is considered an inside Director because of his employment as CEO of the Company.

In addition, all members of the Audit Committee, the Talent Development and Compensation Committee and the Governance Committee satisfy the standards of independence applicable to members of such committees established under applicable law, the listing requirements of the NASDAQ and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.

Determination with respect to Director Qualifications

Members of the Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. In seeking individuals to serve as Directors, the Governance Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. The Directors of the Company have an active interest in the business of the Company and possess a willingness to represent the best interests of all shareholders without favoring or advancing any particular shareholder or other constituency of the Company. The Directors are able to objectively appraise management performance, and they possess the highest personal and professional ethics, integrity and values, and are able to comprehend and advise management on complicated issues that face the Company and Board.

In addition to the general skills stated above, the Directors do not have any interests that would materially impair their ability to exercise independent judgment, or otherwise discharge the fiduciary duties owed as a Director to the Company and its shareholders. As stated on pages 18 through 23, our Directors and Nominees have demonstrated significant achievement and generally have significant management experience in one or more fields of business, professional, governmental, communal, and educational endeavors. We believe that our Directors’ extensive management or policy-making experience provides them with the skills and judgment necessary to function effectively in an oversight role. Given the tenure of most of the Directors on our Board, they have a general appreciation regarding major issues facing public companies.

Committees of our Board

The following table lists the current membership of the Company’s standing Board Committees.

Director	Audit	Talent Development and Compensation	Corporate Governance and Nominating	Funds Management	Enterprise Risk	Culture, Community and Social Responsibility	Finance and Corporate Development

Alan W. Braun				X	X		Chair

Andrew E. Goebel	Chair			X	X		X

Jerome F. Henry, Jr.	X			X

Robert G. Jones

Ryan C. Kitchell	X						X

Phelps L. Lambert	X		X	Chair			X

Thomas E. Salmon		X

Randall T. Shepard		X				X

Rebecca S. Skillman		X	Chair				X

Kelly N. Stanley (1)	X		X			Chair

Derrick J. Stewart		Chair				X	X

Katherine E. White			X	X	X

Linda E. White					Chair	X	X

(1)	Mr. Stanley will not stand for re-election at the Annual Meeting on May 2, 2019.

The members of the Company’s Board are elected to various committees. The standing committees of the Board include an Audit Committee; a Talent Development and Compensation Committee; a Corporate Governance and Nominating Committee; a Funds Management Committee; an Enterprise Risk Committee; a Culture, Community and Social Responsibility Committee; and a Finance and Corporate Development Committee.

The current members of the Audit Committee are Andrew E. Goebel (Chairman), Jerome F. Henry, Jr., Ryan C. Kitchell, Phelps L. Lambert, and Kelly N. Stanley. The Audit Committee held eight meetings during 2018. The functions of the Audit Committee are described under ‘‘Report of the Audit Committee’’ on page 72. The Audit Committee has adopted a written charter which has been approved by the Board.

The current members of the Governance Committee are Rebecca S. Skillman (Chairperson), Phelps L. Lambert, Kelly N. Stanley and Katherine E. White. The Governance Committee met three times in 2018. The functions of the Governance Committee are described under ‘‘Report of the Corporate Governance and Nominating Committee and Other Board Matters” on page 5. The Governance Committee has adopted a written charter which has been approved by the Board.

The current members of the Talent Development and Compensation Committee are Derrick J. Stewart (Chairman), Thomas E. Salmon, Randall T. Shepard and Rebecca S. Skillman. The Talent Development and Compensation Committee met four times during 2018. The functions of the Talent Development and Compensation Committee are described under “Scope of Responsibilities” on page 30. The Talent Development and Compensation Committee has adopted a written charter which has been approved by the Board.

The current members of the Enterprise Risk Committee are Linda E. White (Chairperson), Alan W. Braun, Andrew E. Goebel and Katherine E. White. The Enterprise Risk Committee met four times in 2018. The function of the Enterprise Risk Committee is to oversee the Company’s policies, procedures and practices relating to credit, operational, fraud, information technology/cyber and compliance risk. The Enterprise Risk Committee has retained an outside cyber security consultant. The Enterprise Risk Committee has adopted a written charter which has been approved by the Board.

The current members of the Culture, Community and Social Responsibility Committee are Kelly N. Stanley (Chairman), Randall T. Shepard, Derrick J. Stewart and Linda E. White. The Culture, Community and Social Responsibility Committee met three times in 2018. The Culture, Community and Social Responsibility Committee has the responsibility to review the Company’s compliance with the Community Reinvestment Act, Fair Lending Practices, associate commitment and diversity, supplier diversity and the Company’s Affirmative Action Plan. The Culture, Community and Social Responsibility Committee also monitors the activities of the Old National Bank Foundation through which major charitable gifts from the Company are funded. The Culture, Community and Social Responsibility Committee has adopted a written charter which has been approved by the Board.

The current members of the Funds Management Committee are Phelps L. Lambert (Chairman), Alan W. Braun, Andrew E. Goebel, Jerome F. Henry, Jr., and Katherine E. White. The Funds Management Committee met four times during 2018. The function of the Funds Management Committee is to monitor the balance sheet risk profile of the Company, including credit, interest rate, liquidity and capital risks. The Funds Management Committee is also responsible for reviewing and approving the investment policy for the Company. The Funds Management Committee has adopted a written charter which has been approved by the Board.

The current members of the Finance and Corporate Development Committee are Alan W. Braun (Chairman), Andrew E. Goebel, Phelps L. Lambert, Ryan C. Kitchell, Derrick J. Stewart, Rebecca S. Skillman and Linda E. White. The Committee met five times in 2018. The function of the Finance and Corporate Development Committee is to review management’s financial forecasts, goals and budget and to monitor and provide appropriate feedback concerning the financial performance of the Company, overseeing the mergers and acquisition activity, as well as other strategic corporate development opportunities of the Company. The Finance and Corporate Development Committee has adopted a written charter which has been approved by the Board.

2018 Work of the Governance Committee

During the year, the Governance Committee evaluated each Board member’s committee assignments in light of the applicable qualification requirements, including additional independence requirements of certain committees. Based upon this evaluation, the Governance Committee recommended that Katherine White be appointed to the Governance Committee. This was the only change made in 2018 to the committee composition and leadership.

As required by the Governance Committee’s Charter, which is posted on the Company’s website at www.oldnational.com, the Governance Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that no modifications were advisable. The current Corporate Governance Guidelines are posted on the Company’s website at www.oldnational.com.

At its January 25, 2018 meeting, the Chair of the Governance Committee and Lead Director administered the annual Board performance evaluation process pursuant to which the Board reviews its performance. The Board also reviewed the independence of Board members and determined that all the members of the Board were independent, with the exception of Robert Jones, who serves as Chairman and CEO of the Company.

The Governance Committee continued its work in 2018 to oversee the CEO succession planning and the leadership development process for potential internal CEO candidates and continued to use Russell Reynolds Associates to assist in the development of candidates.

As part of the Board’s continuing work in CEO succession planning, and after being notified by Mr. Jones that he was considering the possibility of his retirement as CEO of the Company, the Governance Committee formed a Special Committee comprised of the Governance Committee members as well as Alan Braun and Tom Salmon. This Special Committee worked with Russell Reynolds Associates to review potential internal CEO candidates as well as to review an external candidate mapping. Russell Reynolds Associates assisted this Special Committee in evaluating potential candidates to succeed Mr. Jones as CEO. Following the receipt of formal notice by Mr. Jones on January 15, 2019, that he had decided to retire, the Special Committee selected, and recommended to the full Board, the hiring of James C. Ryan, III to succeed Mr. Jones who plans to retire as CEO on May 2, 2019. Mr. Jones will remain as Chairman of the Company through January 2020.

The Governance Committee also continued its work in 2018 to oversee the succession planning process for Directors who will retire in the next few years.

Environmental, Social and Governance

The Company’s “Community and Social Responsibility Report” highlights portions of the Company’s social and governance initiatives. We are committed to strengthening the communities we serve through associate volunteerism, corporate philanthropy as well as environmental responsibility and sustainability, serving as a cornerstone of the local community, and maintaining transparency in governance.

The Company supports environmental awareness and sustainability by encouraging and empowering recycling, responsible waste management practices and energy conservation throughout the organization. We invested more than $23 million to create over 15 megawatts of solar arrays to produce renewable energy. In addition, we installed a solar array on our newest banking center in Darmstadt, Indiana. We also upgraded to LED lighting in our Evansville headquarters to reduce energy consumption. We continually evaluate opportunities to reduce energy dependence in areas such as facilities, equipment, operations, shipping and business travel.

For nearly 185 years, the Company has been focused on strengthening the communities we serve. We accomplish this through volunteerism, corporate sponsorships, foundation grants, non-profit board service by associates, donations of physical assets, and advancing financial literacy and education.

We promote economic development through investment in community-strengthening initiatives like historical real estate, affordable housing and alternative energy projects. The Company has financed projects that have created over 200 affordable apartments. Throughout our footprint, we have invested $23 million for the creation of new affordable housing as well as investing $40 million in the rehabilitation of historic buildings that have facilitated over $200 million in redevelopment in the communities we serve.

The Company respects, values and invites diversity in our workforce, customers, suppliers, marketplace and community. As part of our commitment to maintaining a positive, welcoming and ethical workplace, we launched an initiative called “Speak Up” that empowers a team of associates to be Cultural Champions to listen and serve as advocates for their fellow associates. The Company was recognized by Bloomberg as a leader in Gender Equality.

The Company strengthens the communities we serve through volunteerism and donations that support individuals, families and communities in need. In 2018, Old National donated more than $6.5 million through Old National Bank Foundation grants and sponsorships. We also donated more than $814,000 to the United Way through associate and corporate giving. Our associates have volunteered nearly 73,000 hours. The Company’s commitment to the community extends to teaching financial literacy through programs such as Real-Life Finance, Bank On, VITA Tax Preparation, Junior Achievement, and 12 Steps to Financial Success. Old National reached 20,500 participants through financial education in 2018 which totaled more than 2,200 hours of teaching.

The Company is dedicated to being a financial industry leader in corporate governance and business ethics. Our Board of Directors is composed of Directors with diverse professional and business experience. All of our Directors, other than the CEO, are independent. They all share a commitment to fostering an effective risk environment coupled with a strong internal audit structure. Their unwavering commitment protects our clients, shareholders and reputation. Our Code of Ethics reflects the Company’s expectation for the conduct of our directors, officers and associates. Through recurring training and disclosures, as well as periodic communication related to specific topics, the Company maintains the highest level of ethical conduct. We have been recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the eighth straight year.

Additional detail into the Company’s environmental initiatives will be included in future Community and Social Responsibility Reports. The Company’s Community and Social Responsibility may be found on our website at www.oldnational.com.

Availability of Corporate Governance Documents

The Company’s Corporate Governance Guidelines (including the Director Independence Standards), Board committee charters for the Audit Committee, Governance Committee, and the Talent Development and Compensation Committee, as well as the Code of Business Conduct and Ethics, and the Code of Ethics for CEO and Senior Financial Officers can be viewed under the Investor Relations/Corporate Governance link on the Company’s website at www.oldnational.com. These documents, as well as charters for all the Company’s Board committees, are available in print to any interested party who requests them by writing to: Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718.

Risk Oversight

The entire Board is involved in overseeing risk associated with the Company. The charters of certain committees of the Board assign oversight responsibility for particular areas of risk. The Board and its committees monitor risks associated with their respective principal areas of focus through regular meetings with management and representatives of outside advisors.

The following is a summary of oversight responsibility for particular areas of risk:

•	Audit Committee. Risks and exposures associated with accounting, financial reporting, tax and maintaining effective internal controls for financial reporting.

•	Enterprise Risk Committee. Credit, regulatory, operational, cybersecurity, enterprise and reputational risks, as well as litigation that may present material risk to the Company.

•

Governance Committee. Risks associated with CEO succession planning, as well as corporate governance, including compliance with listing standards, committee assignments, conflicts of interest and director succession planning.

•	Funds Management Committee. Liquidity, capital and interest rate risks.

•	Talent Development and Compensation Committee. Risks associated with the Company’s compensation programs and arrangements, including cash and equity incentive plans.

•

Culture, Community and Social Responsibility Committee. Risks associated with associate and customer commitment, the Community Reinvestment Act, fair lending, associate and supplier diversity and the Company’s Affirmative Action Plan.

•	Finance and Corporate Development Committee. Budgeting and forecasting oversight, management of budget risks and oversight of strategic acquisition opportunities of the Company.

Director Compensation

The Governance Committee annually reviews and recommends the compensation for our non-employee Directors. No fees are paid to Directors who are also employees. As a starting point for its recommendations, the Governance Committee uses the peer group compensation data prepared for the Compensation Committee by the compensation consultant. The Committee seeks to establish Board compensation that is competitive with the market practices within the Company’s Peer Group and geographic footprint.

For 2018, we paid each outside Director an annual retainer of $80,000 for serving as a Director. Of this amount, we paid $40,000 in cash and $40,000 in the form of our stock. We paid the cash compensation in four equal quarterly payments and the stock retainer was paid in two equal installments in May and November. In addition, the Lead Director of the Board was paid a $25,000 retainer for her duties as Lead Director.

For 2018, we paid the Audit Committee Chairman an additional retainer of $15,000, the Talent Development and Compensation Committee Chairman an additional $12,000, and all other committee chairpersons an additional retainer of $10,000. In 2018, committee members of the Audit Committee received an additional retainer of $7,500. Committee members of the Talent Development and Compensation Committee and the Enterprise Risk Committee received retainers of $6,000 and all other committee members received retainers of $5,000. Robert G. Jones, Chairman and CEO of the Company, is the only inside Director on the Board and receives no compensation for his Directorship.

We maintain a nonqualified deferred compensation plan, known as the “Directors’ Deferred Compensation Plan,” for our non-employee Directors. A Director may defer 25%, 50%, 75%, or 100% of his or her cash compensation pursuant to the plan. We credit a Director’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Talent Development and Compensation Committee, or a combination of the two, as elected by the Director. For the market index fund, we use a Bloomberg index, which approximates the risk and return associated with a diversified high-quality corporate bond fund.

All amounts paid under the plan are paid from our general assets and are subject to the claims of our creditors. In most circumstances, deferred amounts are not distributed to the Director until after termination of his or her service. In general, the Director may elect to receive his or her plan benefits in a lump sum or in annual installments over two to ten years.

The following table shows all outside Director compensation paid for 2018.

2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	Total ($)
(a)	(b)		(c)	(f)	(h)

Rebecca S. Skillman, Lead Director	86,000	(3)	39,984		125,984

Alan W. Braun	61,000	(4)	39,984		100,984

Niel C. Ellerbrook	31,000	(5)	13,320		44,320

Andrew E. Goebel	71,000	(6)	39,984		110,984

Jerome F. Henry, Jr.	52,500	(7)	39,984		92,484

Ryan C. Kitchell	39,375	(8)	26,666		66,041

Phelps L. Lambert	67,500	(9)	39,984		107,484

Arthur H. McElwee, Jr.	13,125	(10)	13,320		26,445

James T. Morris	12,750	(11)	13,320		26,070

Thomas E. Salmon	34,500	(12)	26,666		61,166

Randall T. Shepard	51,000	(13)	39,984		90,984

Kelly N. Stanley	62,500	(14)	39,984	11,437	113,921

Derrick J. Stewart	59,250	(15)	39,984		99,234

Katherine E. White	54,750	(16)	39,984		94,734

Linda E. White	60,000	(17)	39,984		99,984

(1) On May 4, 2018, Alan W. Braun, Andrew E. Goebel, Jerome F. Henry, Jr., Phelps L. Lambert, Randall T. Shepard, Rebecca S. Skillman, Kelly N. Stanley, Derrick J. Stewart, Katherine E. White and Linda E. White each received 1,139 shares of Company stock at a closing stock price of $17.55 per share with a Grant Date Fair Value of $19,989.45 and Niel C. Ellerbrook, Arthur H. McElwee, Jr., and James T. Morris each received 759 shares of Company stock at a closing stock price of $17.55 per share with a Grant Date Fair Value of $13,320.45. On November 2, 2018, Alan W. Braun, Andrew E. Goebel, Jerome F. Henry, Jr., Phelps L. Lambert, Randall T. Shepard, Rebecca S. Skillman, Kelly N. Stanley, Derrick J. Stewart, Katherine E. White and Linda E. White each received 1,170 shares of Company stock at a closing stock price of $17.09 with a Grant Date Fair Value of $19,995.30.

(2) The amounts specified in Column (f) are attributable entirely to earnings credits under our Directors Deferred Compensation Plan in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

(3) Includes $40,000 cash retainer, $10,000 Governance Committee Chair retainer, $6,000 Talent Development and Compensation Committee member retainer, $5,000 retainer for membership on the Finance and Corporate Development Committee, and a $25,000 retainer for serving as Lead Director.

(4) Includes $40,000 cash retainer, $10,000 Finance and Corporate Development Committee Chair retainer and $11,000 retainer for membership on the Enterprise Risk Committee and Funds Management Committee.

(5) Mr. Ellerbrook retired from the Board on April 26, 2018.

(6) Includes $40,000 cash retainer, $15,000 Audit Committee Chair retainer, and $16,000 retainer for membership on the Enterprise Risk Committee, Funds Management Committee and Finance and Corporate Development Committee.

(7) Includes $40,000 cash retainer, $7,500 for Audit Committee membership, and $5,000 for Funds Management Committee membership.

(8) Includes $30,000 cash retainer, $5,625 Audit member retainer, and $3,750 retainer for membership on the Finance and Corporate Development Committee.

(9) Includes $40,000 cash retainer, $10,000 Funds Management Committee Chair retainer, $7,500 retainer for Audit Committee membership, and $10,000 retainer for membership on the Governance Committee and Finance and Corporate Development Committee.

(10) Mr. McElwee retired from the Board on April 26, 2018.

(11) Mr. Morris retired from the Board on April 26, 2018.

(12) Includes $30,000 cash retainer and $4,500 retainer for membership on the Talent Development and Compensation Committee.

(13) Includes $40,000 cash retainer, $6,000 retainer for membership on the Talent Development and Compensation Committee, and $5,000 retainer for membership on the Culture, Community & Social Responsibility Committee.

(14) Includes $40,000 cash retainer, $10,000 Culture, Community & Social Responsibility Committee Chair retainer, $7,500 Audit Committee member retainer, and $5,000 Governance Committee member retainer.

(15) Includes $40,000 cash retainer, $1,500 retainer for membership on the Talent Development and Compensation Committee and $9,000 retainer for chairing that committee beginning in April, $5,000 retainer for membership on the Culture, Community & Social Responsibility Committee, and $3,750 for membership on the Finance and Corporate Developmet Committee.

(16) Includes $40,000 cash retainer, $6,000 retainer for membership on the Enterprise Risk Committee, $5,000 retainer for membership on the Funds Management Committee, $3,750 for membership on the Governance Committee beginning in April.

(17) Includes $40,000 cash retainer, $10,000 Enterprise Risk Committee Chair retainer, and $10,000 retainer for membership on the Culture, Community & Social Responsibility Committee and Finance and Corporate Development Committee.

Item 1:	Election of Directors

The first item to be acted upon at the Annual Meeting is the election of twelve Directors to the Board of the Company. Each of the persons elected will serve a term of one year and until the election and qualification of his or her successor.

If any Director nominee named in this proxy statement shall become unable or decline to serve (an event which the Board does not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position. Unless authorization is withheld, the proxy, when properly validated, will be voted ‘‘FOR’’ the election as Directors of all the nominees listed in this proxy statement.

The By-Laws of the Company currently provide for the Board to be comprised of 15 Directors. The Board currently contemplates taking action to either reduce the size of the Board to 12 persons or to fill the remaining vacancies. The proxies may not be voted for a greater number of persons than are presently nominated as Directors.

Pages 18 through 26 contain the following information with respect to each Director nominee of the Company: name; principal occupation or business experience for the last five years; skills and other qualifications to serve on the Board; age; the year in which the nominee or incumbent Director first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee or incumbent Director as of February 22, 2019; and the percentage that the shares beneficially owned represent of the total outstanding shares of the Company as of February 22, 2019. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee or incumbent Director includes those over which he or she has either sole or shared voting or investment power.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Directors to be Elected

Alan W. Braun

Mr. Braun, 74, was elected to the Board in 1988. He is a member of the Funds Management Committee, Enterprise Risk Committee, and serves as Chairman of the Finance and Corporate Development Committee.

Mr. Braun brings to the Board, among other skills and qualifications, 45+ years as a construction executive with Industrial Contractors, Inc., a Top 400 Contractor, where he served as Chairman and CEO from 2009 to 2011, and Chairman, President and CEO from 2003 to 2009. On December 28, 2011, Industrial Contractors, Inc. was acquired by Skanska USA, and Mr. Braun then served as Chairman Emeritus of Industrial Contractors Skanska until his retirement in 2013. Mr. Braun is currently serving as Managing Partner, Braun Partnership and Braun Realty. Mr. Braun also has management experience and an in-depth knowledge of finance, as well as banking, due to his lengthy tenure on the Company’s Board.

Mr. Braun holds a BBA in Accounting from the University of Notre Dame. Mr. Braun is a director of Koch Enterprises, Inc. He served as Chairman of the Board of Trustees of the University of Evansville, and he has served in leadership positions for numerous nonprofit and civic organizations.

Andrew E. Goebel

Mr. Goebel, 71, was elected to the Board in 2000. He is Chairman of the Audit Committee and is an “Audit Committee Financial Expert” as defined by the SEC. He is a member of the Funds Management Committee, the Finance and Corporate Development Committee and the Enterprise Risk Committee. Mr. Goebel has served as a financial and management consultant since 2003.

Mr. Goebel brings to the Board, among other skills and qualifications, a 34-year career in the energy industry where he served in various capacities including President and Chief Operating Officer of Vectren Corporation from where he retired in 2003. He also has significant experience as a senior executive of a large public company and significant experience in finance.

Mr. Goebel holds a BSBA and an MBA from the University of Evansville. He serves as a director of two privately-held companies headquartered in Southwest Indiana, including South Central, Inc. and Community Natural Gas Company, Inc. He also serves as a director of Indiana-American Water Company, headquartered in Greenwood, Indiana, a wholly-owned subsidiary of American Water Works Company, the largest publicly traded water utility in the country. He is a member of the Board of Trustees of the University of Evansville and serves in leadership positions for several other nonprofit and civic organizations.

Jerome F. Henry, Jr.

Mr. Henry, 68, was elected to the Board in 2014. He is a member of the Audit Committee and the Funds Management Committee. Mr. Henry is owner and President of Midwest Pipe & Steel, Inc., a company he founded in 1972 which specializes in steel sales and service, industrial scrap and steel brokerage. He served as a member of the former Tower Bank & Trust Board of Directors from 1999 to 2014. He is a life-long entrepreneur with ownership interests in numerous business enterprises including start-ups and recent turnarounds. Mr. Henry is also president of Paragon Tube Corporation, a manufacturer of steel tubing, headquartered in Fort Wayne, Indiana. He also serves as President of Hartzell Realty Corporation.

Mr. Henry brings to the Board, among other skills and qualifications, extensive experience in management and finance as well as 15 years serving on the Board of Directors of Tower Bank & Trust.

Mr. Henry has been active throughout his business career in various philanthropic activities and has served on the boards of numerous non-profit organizations. He is currently active with Bishop Luers High School, St. Anne Home, St. Joseph Community Health Foundation, Big Brothers Big Sisters and the Fort Wayne Urban Enterprise Association Board.

Robert G. Jones

Mr. Jones, 62, was elected to the Board in 2004 when he became President and CEO of the Company. Mr. Jones was elected as Chairman of the Board effective May 12, 2016. On January 16, 2019 Mr. Jones notified the Board of his decision to retire as Chief Executive Officer of the Company effective as of the commencement of the Company’s May 2, 2019 Annual
Meeting of Shareholders. Mr. Jones will continue to serve as the
Company’s Chairman of the Board through January 2020. Prior to joining
Old National, Mr. Jones served for 25 years at KeyCorp, with his last assignment as CEO of McDonald Investments Inc., the KeyCorp business unit that provides brokerage, capital markets, insurance, investment banking, and asset management services.

Mr. Jones brings to the Board, among other skills and qualifications, extensive bank management experience derived from working over
35 years in the banking industry. Mr. Jones’ strong leadership skills, extensive banking experience and knowledge of the Company and its products and services is tremendously valuable to the Board. Mr. Jones also brings to the Board a broad strategic vision for the Company, and the Board believes this is valuable in developing and implementing the Company’s strategic growth initiatives.

Mr. Jones holds a BA in Political Science and Business Administration from Ashland University. He served two three-year terms on the Federal
Reserve Bank of St. Louis Board of Directors from 2008 to 2013.

He currently serves as a member of the Board of Trustees of the University of Evansville and served on the Board of Vectren Corporation (a public company), until February 1, 2019, when Vectren merged with CenterPoint
Energy. Mr. Jones also serves in leadership positions for numerous other nonprofit and civic organizations.

Ryan C. Kitchell

Mr. Kitchell, 45, was nominated for election to the Board on January 25, 2018. He is a member of the Audit Committee and the Finance and Corporate Development Committee. He serves as Executive Vice President and Chief Administrative Officer of Indiana University Health where he previously served as Chief Financial Officer since 2012. He served as President of IU Health Plans from 2011 to 2012 and Treasurer of Indiana University Health from 2010 to 2011. Prior to joining Indiana University Health, he worked for Indiana Governor Mitch Daniels. He also served in corporate treasury and controllership roles at Eli Lilly and Company.

Mr. Kitchell brings to the Board, among other skills and qualifications, more than 5 years of service to former Indiana Governor Mitch Daniels, first as Public Finance Director and then as Director of the Office of Management and Budget. In addition, he has over eight years of service with the largest health care provider in the state of Indiana. Mr. Kitchell is also deemed to be a “Financial Expert” as defined by rules set forth by the SEC.

Mr. Kitchell holds an economics degree from Indiana University, an MBA from the Tuck School of Business at Dartmouth and has earned the Chartered Financial Analyst (CFA) designation. He serves on several boards including the Indiana Sports Corporation, Mitch Daniels Leadership Foundation, Boy Scouts of America Crossroads Council, the Indiana Motorsports Commission, the Indiana State Chamber of Commerce, and the 2021 NBA All-Star Game Board of Directors.

Phelps L. Lambert

Mr. Lambert, 71, was elected to the Board in 1990. He is Chairman of the Funds Management Committee and a member of the Audit Committee, the Governance Committee, and the Finance and Corporate Development Committee. Since 1992, Mr. Lambert has served as Managing Partner of Lambert and Lambert, an investment partnership.

Mr. Lambert brings to the Board, among other skills and qualifications, financial and legal expertise as well as 14+ years serving as COO/CEO of Farmers Bank & Trust Company in Henderson, Kentucky.

Mr. Lambert holds a BA in Political Science from Brown University and a Juris Doctorate from the University of Kentucky. He is a member of the Kentucky Bar Association.

Thomas E. Salmon

Mr. Salmon, 55, was elected to the Board in 2018. He is a member of the Talent Development and Compensation Committee. Mr. Salmon currently serves as Chairman and CEO of Berry Global, Inc. where he was appointed to the Board of Directors in February 2017. He previously served as Berry Global’s President and Chief Operating Officer since October 2016, served as President of Berry’s Consumer Packaging Division from November 2015 to October 2016, served as President of Berry’s Rigid Closed Top Division from November 2014 to November 2015, and served as President of Berry’s Engineered Materials Division from 2003 to November 2014. He was General Manager for Honeywell Plastics from 2001 to 2003 and Global Sales Director for Allied Signal’s Engineering Plastics and Films from 1999 to 2001. Prior to joining Honeywell/Allied Signal, Mr. Salmon held several positions at GE Plastics and GE Lighting, divisions of General Electric.

Mr. Salmon brings to the Board, among other skills and qualifications, over 20 years in manufacturing which has provided him with extensive experience in management, accounting and finance.

Mr. Salmon holds a Bachelor of Business Administration from Saint Bonaventure University in Western New York. He serves on several boards including the Evansville Regional Business Committee, Golf Gives Back and Signature School.

Randall T. Shepard

Mr. Shepard, 72, was elected to the Board in 2012. He is a member of the

Talent Development and Compensation Committee and of the Culture, Community and Social Responsibility Committee. He served twenty-five years as Chief Justice of the Indiana Supreme Court, until his departure in 2012. He brings to the Board the experiences of a career in public sector management, as well as extensive leadership in the non-profit world.

Mr. Shepard served as Executive in Residence at the Public Policy

Institute of Indiana University’s School of Public and Environmental Affairs from 2012 to 2014. He currently serves as a Senior Judge in the Indiana Court of Appeals.

During 2014-2015, Mr. Shepard was Interim General Counsel of CFA Institute, which educates and tests professionals in investment and finance, conferring the world’s leading credential in those fields.

During his judicial career, Judge Shepard served as President of the Conference of Chief Justices and as Chairman of the National Center for State Courts. He was also President of the Appellate Judges Conference, representing seven hundred state and federal judges in the American Bar Association.

Mr. Shepard’s leading avocation has been historic preservation. He was a trustee of the National Trust for Historic Preservation for eleven years and served as Chairman of Indiana Landmarks, Inc. In each of these and other roles, he has acquired some experience in the field of real estate. He has likewise served on many other non-profit boards, including terms as President of The Lampion Center, a family counseling organization based in Evansville.

Mr. Shepard earned an A.B. degree cum laude from Princeton University, his J.D. from the Yale Law School, and an LL.M. from the University of Virginia School of Law.

Rebecca S. Skillman

Ms. Skillman, 68, was elected to the Board in 2013 and serves as the Company’s Lead Director. She is Chairperson of the Governance Committee and is a member of the Talent Development and Compensation Committee and the Finance and Corporate Development Committee. Ms. Skillman currently serves as Chairman of the Board for Radius Indiana, an economic development regional partnership which represents Crawford, Daviess, Dubois, Greene, Lawrence, Martin, Orange, and Washington Counties in South Central Indiana. She previously served as Senior Advisor of Radius Indiana from July 2016 to December 2016 and she served as CEO of Radius Indiana from February 2013 to July 2016. She serves as an advisor for Bowen Center for Public Affairs, Ball State University.

Ms. Skillman served as the 49th Lieutenant Governor of the State of Indiana from 2005 to 2013 where in addition to her legislative duties as President of the Indiana Senate, she was responsible for leading the Office of Tourism Development, Energy Group and Indiana Housing and Community Development Authority. She chaired the Indiana Counter Terrorism and Security Council, the intergovernmental entity responsible for homeland security. She also served as the Secretary of Agriculture and Rural Development under the state’s Department of Agriculture and Office of Rural Affairs.

Ms. Skillman has enjoyed a lifelong career in public service, having served in the Indiana Senate from 1992 to 2004. She brings to the board expertise and leadership in economic development, administration, community involvement, governmental and political affairs and civil service.

Ms. Skillman earned an Associate’s degree/business concentration from Indiana Wesleyan University.

Derrick J. Stewart

Derrick J. Stewart, 41, was elected to the Board in 2015. He is Chairman of the Talent Development and Compensation Committee and a member of the Culture, Community and Social Responsibility Committee. Mr. Stewart is President and CEO of the YMCA of Greater Indianapolis. He served as CEO of the YMCA of Southwestern Indiana from 2009 to 2019, and in various other capacities, including Chief Development Officer and Chief Operating Officer, from 2005 to 2009.

Mr. Stewart brings to the Board, among other skills and qualifications, prior banking experience as a loan officer of the Company and extensive experience in managing a nonprofit entity in one of the Company’s largest markets. Mr. Stewart is deeply committed to supporting and encouraging the development of a healthier and more vibrant community and providing opportunities for young people from all walks of life to achieve their potential. Mr. Stewart is a past member of the YMCA of the USA National Board of Directors, where he served on the Financial Development Committee and the International Committee and is past chair of the YMCA of the USA Small and Midsize YMCA Cabinet. He is past President of the Board of the Evansville Regional Airport Authority, and the Public Education Foundation of Evansville, Inc. He is a member of the Regional Board of Trustees for Ivy Tech Community College, the YMCA Employee Benefits Board and the Evansville Christian School Board. Mr. Stewart worked as a commercial loan officer for Old National Bank from 2004 to 2005.

Mr. Stewart is a graduate of the Indiana University Kelley School of Business with a degree in Business and Finance.

Katherine E. White

Katherine E. White, 52, was elected to the Board in 2015. She is a member of the Governance Committee, the Funds Management Committee and the Enterprise Risk Committee. Ms. White is a Colonel in the U.S. Army, currently serving in the Michigan Army National Guard as the Command Judge Advocate for the 46th Military Police Command in Lansing, Michigan, since 2015. She is also currently a Professor of Law at Wayne State University Law School in Detroit, Michigan, where she has taught full-time since 1996. Ms. White is also a Regent with the University of Michigan Board of Regents, and she has served in that capacity since 1998.

Ms. White brings to the Board, among other skills and qualifications, extensive experience in law, education, government and military affairs. From 1995 to 1996, Ms. White was a Judicial Law Clerk to the Honorable Randall R. Rader, Circuit Judge U.S. Court of Appeals for the Federal Circuit. From 2000 to 2002, she was appointed by the Secretary of Commerce to serve on the United States Patent and Trademark Office Patent Public Advisory Committee. She was also appointed by the Secretary of Agricultural to the U.S. Department of Agriculture’s Plant Variety Protection Office Advisory Board serving from 2004 to 2008, 2010 to 2012 and 2015 to the present.

Ms. White received her B.S.E. Degree in Electrical Engineering and Computer Science from Princeton University, a J.D. Degree from the University of Washington, a LL.M. Degree from the George Washington University Law School, and a Master’s Degree in Strategic Studies from the U.S. Army War College. In addition, Ms. White is a Fulbright Senior Scholar, a White House Fellow from 2001 to 2002, and a Registered Patent Attorney.

Linda E. White

Ms. White, 69, was elected to the Board in 2008. She is Chairperson of the Enterprise Risk Committee and is a member of the Culture, Community and Social Responsibility Committee and the Finance and Corporate Development Committee. Ms. White served as an administrator at Deaconess Hospital for 32 years. From 2004 through June 30, 2017, she served as President and CEO for Deaconess Health System, Inc. which includes six acute care hospitals in southwest Indiana. Upon her June 30, 2017 retirement she became President Emerita for Deaconess Health System, Inc. and Executive Director of the Deaconess Foundation.

Ms. White brings to the Board, among other skills and qualifications, extensive experience in management and leadership in the healthcare industry.

Ms. White holds a BS in Nursing and an MBA from the University of Evansville, and a BS in Applied Mathematics from Indiana State University. She is a fellow in the American College of Healthcare Executives. She serves on the board of Deaconess Hospital and Deaconess Health System. She is past Chairman of the Board of Indiana Hospital Association and VHA Central. She serves on the board of the Boys and Girls Club, is the Chair of the Board of Trustees of the University of Evansville and a member of the Board of Trustees of Rose-Hulman Institute of Technology.

Our Board unanimously recommends that you vote “FOR” the election of the twelve candidates for Director.

Retiring Director

Kelly N. Stanley

Mr. Stanley was elected to the Board in 2000. He was a member of the Audit Committee and the Corporate Governance and Nominating Committee, and served as Chairman of the Culture, Community and Social Responsibility Committee.

Mr. Stanley held leadership roles in the healthcare industry for 30+ years. In 2009, he retired as President and CEO of Cardinal Health System, Inc. His career also includes several years of service as Chairman of Ball Memorial Hospital, Inc., a health services provider, and Vice Chairman of Cardinal Health System, Inc. He was President of BMH Foundation, Inc., a non-profit foundation from 2005 to 2007. Mr. Stanley’s professional career includes nine years of practicing law and 15 years as in-house general counsel. He served as CEO of Ontario Corporation, a privately-held international manufacturing and technology company headquartered in Muncie, Indiana for 10 years.

Mr. Stanley holds a BS in Business from Miami University (Oxford, Ohio) and a JD from the Indiana University School of Law. Mr. Stanley served as Chairman of American National Bank at the time of its merger with Old National Bank. For over 10 years he served in various board leadership roles with the United States Chamber of Commerce, including as Chairman of that organization from 1999 to 2000. He is a director of the United States Chamber Foundation. Mr. Stanley has served in leadership positions for numerous non-profit and civic organizations.

Mr. Stanley is 75 years of age. Therefore, in accordance with the Company’s mandatory retirement age policy, he will not be standing for reelection at the May 2, 2019 Annual Meeting of Shareholders.

COMMON STOCK BENEFICIALLY OWNED

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table and accompanying footnotes set forth information concerning the beneficial ownership of the shares of common stock of the Company as of February 22, 2019, by each Director and Named Executive Officer and all Directors and Executive Officers as a group.

Name of Person	Number of Shares Beneficially Owned(1)		Percent of Common Stock

Alan W. Braun	442,270	(2)	*

Todd C. Clark	111,557	(3)	*

Andrew E. Goebel	46,855	(4)	*

Jerome F. Henry, Jr.	289,368	(5)	*

Robert G. Jones	528,144	(6)	*

Ryan C. Kitchell	3,689	(7)	*

Jeffrey L. Knight	108,079	(8)	*

Phelps L. Lambert	183,151	(9)	*

James C. Ryan III	142,181	(10)	*

Thomas E. Salmon	2,497	(11)	*

Randall T. Shepard	27,237		*

James A. Sandgren	143,369	(12)	*

Rebecca S. Skillman	16,780		*

Kelly N. Stanley	43,671	(13)	*

Derrick J. Stewart	8,803	(14)	*

Katherine E. White	9,733	(15)	*

Linda E. White	69,706	(16)	*

Directors and Executive Officers as a Group (21 persons)	2,475,828		1.41%

*	Less than 1%

(1)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person.

(2)

Includes 316 shares held by Alan W. and Sharon A. Braun. Also includes 2,835 shares held in The Braun Investment Partnership, L.P. of which Mr. Braun is a general partner and 31,431 shares held in the MAB Family Trust. Mr. Braun disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

(3)	Includes 25,875 shares of performance-based restricted stock, 6,293 shares of service-based restricted stock and 182 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

(4)	Includes 4,571 shares held by Darlene Goebel, Mr. Goebel’s spouse.

(5)	Includes 131,195 shares held by Jerome & Rebecca Henry

(6)	Includes 205,500 shares of performance-based restricted stock, and 63,463 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

(7)	Includes 3,689 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

(8)	Includes 30,750 shares of performance-based restricted stock, and 7,001 shares of service-based restricted stock.

(9)	Includes 12,765 shares held by Carol M. Lambert, Mr. Lambert’s spouse. Also includes 26,458 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

(10)

Includes 56,250 shares of performance-based restricted stock and 13,334 shares of service-based restricted stock, and 1,584 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

(11)	Includes 2,497 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

(12)	Includes 56,250 shares of performance-based restricted stock, 13,334 shares of service-based restricted stock, and 1,140 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

(13)	Includes 252 shares held by Donna M. Stanley, Mr. Stanley’s spouse.

(14)	Includes 2,343 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

(15)	Includes 7,426 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

(16)	Includes 63,799 shares of phantom stock in the Old National Bancorp Deferred Compensation Plan.

SECURITIES OWNED BY CERTAIN BENEFICAL OWNERS

The following table and accompanying footnotes set forth information concerning the beneficial ownership of the shares of common stock of the Company by each person or entity known by us to own beneficially more than 5% of our Common Stock as of December 31, 2018.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock

BlackRock, Inc. 55 E. 52nd Street New York, NY 10055	22,170,651	(1)	14.6%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	15,937,364	(2)	10.46%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	12,151,217	(3)	7.98%

(1)

Ownership based on the Schedule 13G filed by BlackRock, Inc. on January 29, 2019, which reported 22,170,651 shares beneficially owned with sole voting power over 21,808,641 shares and sole dispositive power over 22,170,651 shares.

(2)

Ownership based on the Schedule 13G filed by The Vanguard Group on February 11, 2019, reporting 15,937,364 shares beneficially owned with sole voting power over 147,752 shares, shared voting power over 15,437 shares, sole dispositive power over 15,788,488 shares, and shared dispositive power over 148,916 shares.

(3)

Ownership based on the Schedule 13G filed by Dimensional Fund Advisors, LP on February 8, 2019, reporting 12,151,217 shares beneficially owned with sole voting power over 11,957,764 shares, and sole dispositive power over 12,151,217 shares.

Executive Officers of the Company

The executive officers of the Company are listed in the table below. Each officer serves a term of office of one year and until the election and qualification of his or her successor.

Name	Age	Office and Business Experience

Robert G. Jones	62	Chairman, CEO and Director of the Company since May 2016. Previously, President, CEO and Director of the Company from 2004 to 2016. CEO of McDonald Investments, Inc., a subsidiary of KeyCorp, from September 2001 to September 2004, and Executive Vice President of KeyCorp from December 1999 to September 2001.

James A. Sandgren	52	President and Chief Operating Officer of the Company since May 2016. Previously, Executive Vice President and Chief Banking Officer of the Company from April 2014 to May 2016. Executive Vice President and Regional CEO of the Company from May 2007 to April 2014. Executive Vice President and Southern Division Chief Credit Officer from January 2004 to May 2007. Vice President and Commercial Loan Manager from May 1998 to January 2004. Commercial Loan Officer from April 1992 to May 1998.

James C. Ryan, III	47	Will assume the role of CEO of the Company on May 2, 2019. Currently serves as Senior Executive Vice President and Chief Financial Officer of the Company since May 2016. Previously, Executive Vice President and Director of Corporate Development and Mortgage Banking of the Company from February 2015 to May 2016. Executive Vice President and Director of Corporate Development of the Company from July 2009 to February 2015. Senior Vice President and Integration Executive of the Company from December 2006 to July 2009. Senior Vice President and Treasurer of the Company from March 2005 to December 2006. Vice President at Wells Fargo Home Mortgage from July 2004 to March 2005, overseeing pricing in the finance group.

Todd C. Clark	49	Executive Vice President and Chief Information & Strategic Innovation Officer of the Company since May 2017, Region CEO of the Company from February 2015 to May 2017 and Region President of the Company from July 2014 to February 2015. Previously, President of United Bank & Trust from April 2013 to July 2014. Chief Banking Officer and Washtenaw Community President of United Bank & Trust from April 2010 to April 2013, President & CEO of United Bank & Trust – Washtenaw from January 2008 to April 2010, President & Chief Banking Officer of United Bank & Trust – Washtenaw from January 2006 to January 2008, Executive Vice President – Business Banking & Retail of United Bank & Trust – Washtenaw from January 2005 to January 2006, Executive Vice President – Business Banking of United Bank & Trust – Washtenaw from January 2004 to January 2005, Senior Vice President – Business Banking of United Bank & Trust – Washtenaw from December 2000 to January 2004, Vice President – Commercial Lending at National City Bank from December 1999 to December 2000. Commercial Lending/Credit Officer at NBD Bank/Bank One from August 1992 to December 1999.

Scott J. Evernham	41	Executive Vice President, Wealth Management, of the Company since May 2016. Previously, President of Old National Insurance from December 2014 to May 2016, Senior Vice President, Assistant General Counsel from October 2012 to December 2014, Vice President, Assistant General Counsel from July 2008 to October 2012, Vice President, Attorney III and Assistant Corporate

Name	Age	Office and Business Experience
		Secretary from June 2007 to July 2008, Attorney III and Assistant Corporate Secretary from March 2006 to June 2007, Attorney II from October 2004 to March 2006, and Associate Counsel from January 2003 to October 2004.

Jeffrey L. Knight	59	Executive Vice President and Chief Legal Counsel of the Company since December 2004, and Senior Vice President of the Company from 2001 to 2004. Corporate Secretary of the Company since 1994 and General Counsel of the Company from 1993 to 2004.

Daryl D. Moore	61	Senior Executive Vice President and Chief Credit Executive of the Company since May 2016. Previously, Executive Vice President and Chief Credit Officer of the Company from 2001 to 2016, and Senior Vice President of the Company from 1996 to 2001.

Candice J. Rickard	55	Executive Vice President and Chief Risk Officer of the Company since December 2006. Senior Vice President and Corporate Controller of the Company from January 2005 to December 2006, Vice President and Corporate Controller of the Company from April 2002 to January 2005, Vice President and Financial Reporting Manager of the Company from December 2001 to April 2002, and Financial Reporting Manager of the Company from August 2001 to December 2001.

Kendra L. Vanzo	52	Executive Vice President, Chief People Officer of the Company since May 2018. Executive Vice President, Associate Engagement and Integrations Officer from June 2014 to May 2018. Executive Vice President and Chief Human Resources Officer from January 2010 to June 2014. Senior Vice President and Chief Human Resources Officer from March 2007 to January 2010. Senior Vice President, Human Resources Manager from May 2005 to March 2007. Senior Vice President, Director of Human Resources for Old National Signature Group from March 2004 to May 2005. Vice President of Human Resources-Terre Haute from February1998 to March 2004. Vice President of Human Resources-Danville from August 1997 to February1998. Assistant Vice President, Director of Human Resources for Palmer National Bank from June 1994 to August 1997.

Talent Development and Compensation Committee Matters

The Board appoints the members of the Talent Development and Compensation Committee (“Compensation Committee”). The Compensation Committee is currently composed of four non-employee Directors, each of whom is independent from management and the Company (as independence is currently defined in the NASDAQ listing requirements and in the Company’s Corporate Governance Guidelines). No member is eligible to participate in any management compensation program.

Compensation Committee Charter

The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee’s charter is available on our website, www.oldnational.com, under the Investor Relations/Corporate Governance link. As required by the charter, the Compensation Committee reviews its charter annually and conducts an annual performance evaluation, the results of which are discussed with the Compensation Committee members and shared with the Company’s Governance Committee.

Compensation Consultant

The Compensation Committee retained Pearl Meyer to provide information, analyses and advice regarding executive compensation, as described further in this report. The Pearl Meyer consultant who performs these services reports directly to the Committee Chairman. With consent of the Compensation Committee Chairman, Pearl Meyer may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignments and may make reports and presentations to and on behalf of the Compensation Committee that the executive officers also receive. All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Pearl Meyer. To the extent that the outside consultant’s work involves Director compensation, that work is shared with the Governance Committee, which is responsible for reviewing and making recommendations to the Board regarding Director compensation and benefits.

Scope of Responsibilities

The Compensation Committee is responsible for approving and evaluating the Company’s employee compensation and benefit programs, ensuring the competitiveness of those programs, and advising the Board regarding the talent development and succession management of key executives of the Company. The Compensation Committee is responsible for annually reviewing, approving, and recommending to the Board for its approval all elements of the compensation of the CEO and other executive officers who report directly to the CEO. The Compensation Committee is also responsible for determining awards to employees of stock or stock options pursuant to the Company’s Amended and Restated 2008 Incentive Compensation Plan.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was formerly an officer or employee of the Company within the last three years. No executive officer of the Company currently serves or in the past year has served as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation Committee. Nor does any executive officer of the Company serve or has in the past year served as a member of the compensation committee of another company of which an executive officer serves as a Director of the Company.

Assessing Risk in Compensation

Our compensation programs do not use highly leveraged incentives that drive risky short-term behavior. Our compensation programs are designed to reward our executives for the achievement of short-term and long-

term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. With the adoption of stock ownership requirements that require Company management to maintain a significant ownership level of stock, there is a strong incentive to ensure the Company is managed with a long-term view, and this helps to ensure that Company management avoids excessive risk taking in the short term. With the balance of compensation distributed among annual salary, short-term incentive and long-term equity awards, no particular element of compensation is excessively weighted versus other elements. In addition, the use of multiple Performance Measures in the short-term and long-term incentive plans ensures that executives must excel in a number of areas – rather than simply maximizing performance on a single performance measure – in order to earn incentives.

In 2010, the Board adopted a Bonus Recoupment, or “Clawback,” Policy that provides the Board with authority to recover a bonus or other incentive paid to any NEO or executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial results. The Board believes that this Policy, along with a requirement that executive officers maintain a significant level of stock ownership in the Company while they are employees, provides significant incentives to help ensure the Company is managed with a long-term view.

Our Compensation Committee reviewed the relationship between our risk management policies and practices and the incentive compensation provided to the NEOs at its April 19, 2018 meeting. After review with the Company’s Chief Risk Officer and representatives of Pearl Meyer, the Compensation Committee determined that our incentive compensation programs do not encourage unnecessary and excessive risk taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Members of the Compensation Committee

Derrick J. Stewart, Chairman

Thomas E. Salmon

Randall T. Shepard

Rebecca S. Skillman

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation earned by our CEO, Chief Financial Officer, and our other executive officers employed at the end of 2018 who were most highly compensated for 2018. Detailed information regarding the compensation of these executive officers, who are referred to as “Named Executive Officers” or “NEOs”, appears in the tables following this Compensation Discussion and Analysis. This discussion should be read in conjunction with those tables.

This Compensation Discussion and Analysis consists of the following parts:

•	Executive Summary
•	Review of 2018 Advisory Vote on Executive Compensation
•	Responsibility for Executive Compensation Decisions
•	Compensation Philosophy and Objectives
•	Role of Executive Officers in Compensation Decisions
•	Compensation Committee Procedures
•	Setting Executive Compensation for 2018
•	Changes in Executive Compensation in 2019

Executive Summary

We seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards paid in equity. These compensation components, combined with our stock ownership guidelines and recoupment policy, extend the time horizon beyond the vesting and/or performance periods and represent a balanced approach.

The Company’s financial performance remained strong in 2018. As more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, the Company took certain actions in 2018 to position the Company for future growth.

In 2018, we expanded our footprint in the state of Minnesota through our acquisition of Klein Financial, Inc. The acquisition of Klein Financial, Inc. doubled our presence in the Twin Cities market, positioning the Twin Cities as the Company’s largest MSA. In addition to increasing our presence in this key market, management remained keenly focused on organic growth and efficiency efforts. This is evidenced by the following 2018 highlights:

•	highest production year in our history with a strong pipeline that continues to build;

•	organic commercial and commercial real estate loan growth of 4% (including loans held for sale), in addition of $1.049 billion in loans from the Klein partnership;

•	well managed cost of total deposits increased only 13 basis points to 0.32% with a deposit beta of 14.7%, one of the lowest in our peer group;

•	disciplined approach to credit risk management reflected in our strong credit quality metrics, with low net charge-offs to average loans of 0.02%; and

•	continued evaluation of our banking centers, resulting in the sale of 10 branches for a gain of $14.0 million in 2018.

Strong financial results in 2018 contributed to the Company’s Total Shareholder Return (“TSR”), outpacing other U.S. Banks in the Company’s Peer Group, with Old National performing at 25.1% and peers performing at 18.4% for the three years ending December 31, 2018. The Company’s Board of Directors is committed to the philosophy of pay for performance. As noted, the Company’s relative TSR for the 2016-2018 period compared favorably to its peers. As a result, the CEO and other NEOs as a group earned 117% of the performance-based restricted stock for the TSR award. The NEOs as a group earned 150% (the maximum opportunity) of the performance-based restricted stock for the earnings per share (“EPS”) award since the EPS growth over the performance period of 2016 – 2018 exceeded the target of $1.19 EPS (excluding charges for acquisitions closed in 2018.)

The key factors in determining compensation for 2018 included the following:

•

Due to the continued improvement and growth in the financial performance of the Company in 2017 over 2016, and in order to address certain deficiencies in base salaries compared to market data, the Compensation Committee approved base salary increases for certain NEOs in fiscal 2018 as described on pages 40 and 41.

•

In 2018, the Company continued to use the measures adopted in 2017 for the NEO’s cash incentive awards. The measures included EPS (60% weight), return on average tangible common equity (“ROATCE”) (20% weight) and Efficiency Ratio (20% weight). These metrics provided a method of measuring our short-term growth and financial performance that was both reliable and aligned with how shareholders generally assess short-term performance. The Short-Term Incentive Compensation Plan for 2018 provided a maximum incentive opportunity equal to 150% of full-year target. As discussed more fully on pages 41 and 42, the NEOs, including the CEO, earned a payout under the Short-Term Incentive Compensation Plan for 2018 of 146.5% of Target (which was just short of the 150% maximum) since the Company exceeded the Target level of performance under the Plan.

•

Long-term incentive compensation continues to make up a significant portion of the compensation for each of our NEOs, comprised of equity awards which have value that is closely linked to the Company’s shareholder returns and EPS growth. Grants made to the NEOs are reported on the chart on page 53 of this Proxy Statement.

We believe that our compensation program builds upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by the following:

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2018 compensation of the NEOs.

Review of 2018 Advisory Vote on Executive Compensation

At our 2018 Annual Meeting, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our NEOs, or a “say-on-pay” vote. Ninety-six percent of the votes cast by our shareholders were in favor of the compensation provided to our NEOs. Accordingly, the Compensation Committee generally believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and therefore did not, make any significant changes to our executive officer compensation program or pay for performance philosophy solely in response to the vote. In addition, in recognition of the Board’s and shareholders’ majority preference expressed at the 2018 meeting, the Compensation Committee recommended, and the Board approved, an annual non-binding “say-on-pay” vote to occur at the meeting (see page 68), so that any shareholder concerns about executive pay can be acknowledged and considered in the timeliest manner. The Compensation Committee will continue to consider the results from this year and future advisory votes on executive compensation.

Responsibility for Executive Compensation Program

Subject to full Board approval, the Compensation Committee of our Board is responsible for establishing and implementing our general executive compensation philosophy and determining the compensation for all of our executive officers reporting directly to the Chairman and CEO, including our NEOs. The Compensation Committee’s charter permits the Compensation Committee to delegate authority to subcommittees. In 2018, the Compensation Committee made no delegation of its authority over compensation matters relating to our NEOs.

Compensation Philosophy and Objectives

Through our compensation program for executive officers, we strive to attract and retain superior executives in a highly competitive environment and provide financial incentives that align our executive officers’ interests with those of our shareholders. The Compensation Committee believes that the primary components of each executive officer’s compensation should be a competitive base salary and incentive compensation that rewards the achievement of annual and long-term objective performance goals. The Compensation Committee also believes stock ownership is important because it aligns our executives’ interests with the interests of our shareholders. Thus, equity compensation represents a significant element of each executive officer’s potential compensation.

The Company believes that it is important to maintain consistency in our compensation philosophy and objectives, although it is sometimes necessary to adjust certain programs as economic and business conditions change. Even though value creating performance by the executive officers of the Company does not always translate into an immediate appreciation in the Company’s stock price or net income performance, the Board believes that executive management made significant progress in 2018 in managing the Company.

•	In 2018, full year net income was $190.8 million, the highest in the Company’s history.

•

Net interest income, which comprised approximately 73% of 2018 revenue and is the most significant component of the Company’s earnings, increased to $537.6 million, a $100.4 million increase from the $437.2 million in 2017.

•	The Company closed on the Klein Financial, Inc. merger in 2018 and focused on the execution of our business strategy.

•	We generated organic loan growth of 1.2% throughout our footprint in 2018.

•	We made good progress on our expense management goals in 2018, achieving an Efficiency Ratio of 67.74%.

•	Diluted earnings per share available to common shareholders were $1.22 per share in 2018, compared to $0.69 per share in 2017.

The improvement in the Company’s performance was primarily driven by the contributions from the Company’s merger and acquisitions strategy and an increase in organic loan growth in 2018, paired with a focus on reducing expenses and maintaining credit quality.

The Board intends to continue to reward management performance with cash and equity compensation based on a philosophy and belief that the strong operating fundamentals in the Company will be reflected in earnings growth and eventual stock price appreciation. It is in this context that certain actions were taken by the Board to reward executive management for 2018 performance and to establish incentive goals for 2019.

Role of Executive Officers in Compensation Decisions

The Compensation Committee reviews, approves, and recommends to our full Board each element of compensation for each executive officer reporting directly to the CEO, including all NEOs. The Compensation Committee considers the recommendations of the CEO in determining the base salary, annual incentive compensation and long-term incentive awards for each of the executive officers of the Company other than the CEO, but ultimately the Committee makes all determinations in its discretion as to final pay outcomes. Together with the Compensation Committee, our CEO annually reviews the performance of each of our other executive officers, the compensation of each executive officer, including base salary, annual incentive compensation and long-term incentive awards and makes recommendations to the Compensation Committee regarding the compensation of those officers for the following year. The Compensation Committee Chairman annually reviews our CEO’s compensation with representatives from Pearl Meyer (in conjunction with an annual performance review led by the Company’s non-executive Chairman or Lead Director) and makes recommendations to the Compensation Committee regarding the CEO’s compensation for the following year. The CEO is not involved in the final determination regarding his own compensation, and all decisions with respect to the CEO’s compensation are made in executive session of the Compensation Committee, without the CEO present.

Committee Procedures

In 2018, the Compensation Committee engaged Pearl Meyer, a nationally recognized compensation consulting firm, to assist it in evaluating our executive compensation program. During the year ending December 31, 2018, Pearl Meyer’s services to the Company were limited to those provided to the Compensation Committee in connection with its decisions concerning executive compensation. The Compensation Committee reviewed its relationship with Pearl Meyer and concluded that Pearl Meyer was independent and free of any conflicts of interest in regard to the advice it provided the Compensation and Governance Committees.

The following is a description of the services Pearl Meyer provided to the Compensation Committee to assist it in establishing compensation for the NEOs and other members of management for 2018:

•	assessed the competitiveness of our compensation packages for executive officers;

•	analyzed our business performance over one-year and three-year periods; and

•	evaluated the relationship between executive officer pay and our performance.

In examining our business performance, Pearl Meyer focused on:

•  net interest margin

•  net income growth

•  earnings per share growth

•  efficiency ratio

•  operating leverage

•  return on equity

•  return on assets

•  return on tangible common equity

•  asset growth

•  deposit growth

•  non-interest income growth

•  revenue growth

•  revenue per share growth

•  net charge-off ratio

•  non-performing assets

•  financial measures unweighted average

•  book value growth

•  book value per share growth

•  earnings per share

•  total shareholder return

•  stock price/tangible book value per share

•  shareholder return unweighted average

•  overall unweighted average

In evaluating the competitiveness of our compensation levels for NEOs and other members of management, Pearl Meyer gathers pay and performance data from a peer group of publicly-traded financial services companies that includes a broad representation of regional banks within the Company’s region of operation and which are similar in asset size to the Company. Pearl Meyer selects the peer group with input from the Compensation Committee. The Compensation Committee considers the peer group data when evaluating the compensation for all of the NEOs. The composition of the peer group may be amended from year to year to take account of mergers, acquisitions, and other changes that make a company more or less appropriate for inclusion. The Compensation Committee has at times in the past removed companies from the peer group because the companies’ asset sizes were deemed by the Compensation Committee to not be representative of the other companies in the group and in excess of the Company’s asset size. For 2018, Pearl Meyer recommended that the Company use the Peer Group as discussed below.

Under SEC disclosure rules, companies generally limit executive compensation disclosure to their most highly compensated executive officers. To determine competitive pay for these positions, Pearl Meyer uses data from publicly-filed documents as well as data from its proprietary market surveys. For the remaining executives, Pearl Meyer uses data from its proprietary market surveys only. The market surveys include a broader range of companies and do not provide company-specific information. The survey data is used as a general reference and is one of a number of factors considered in determining where pay is actually set.

For 2018 compensation decisions, our publicly-traded peer group consisted of the following 23 companies which had asset sizes ranging from $11.5 billion to $30.1 billion, with a median asset size of $19.3 billion:

Associated Banc-Corp	First Midwest Bancorp, Inc.	TCF Financial Corporation

BancorpSouth, Inc.	Fulton Financial Corporation	Trustmark Corporation

Bank of Hawaii Corporation	Great Western Bancorp, Inc.	UMB Financial Corporation

Bank of the Ozarks, Inc.	Hancock Holding Company	United Bankshares, Inc.

Chemical Financial Corporation	IBERIABANK Corporation	Valley National Bancorp

Commerce Bancshares, Inc.	International Bancshares Corporation	Western Alliance Bancorporation

Cullen/Frost Bankers, Inc.	MB Financial, Inc.	Wintrust Financial Corporation

F.N.B. Corp.	Prosperity Bancshares, Inc.

On July 19, 2018, the Compensation Committee reviewed the above peer group listing with Pearl Meyer. The Compensation Committee approved one change to the peer group at its October 18, 2018 meeting. MB Financial, Inc. was removed from the peer group because the bank was acquired. Pearl Meyer agreed that the remaining members of the peer group continued to be appropriate for the Company’s pay and performance benchmarking for 2019.

In making its recommendations to the Compensation Committee regarding executive officer compensation, Pearl Meyer typically reviews the compensation practices and performance of the peer companies and discusses our performance and strategic objectives with our CEO, Chief Financial Officer, Chief People Officer, and Chief Risk Officer. Before the beginning of each fiscal year, Pearl Meyer provides the Compensation Committee with a detailed written report regarding our executive compensation structure, its competitiveness relative to the peer group companies, and the alignment of our executive pay with the Company’s performance.

In preparation for the evaluation of 2018 compensation and development of the written report, Pearl Meyer reviewed the business performance of the Company and the peer companies over one-year and three-year periods through the end of 2017, as well as projected results for 2018, and evaluated the alignment of the Company’s pay and performance relative to peers.

In a report delivered to the Committee in January 2018, Pearl Meyer reported the following results:

As part of its written report, Pearl Meyer reported that the Company’s targeted compensation levels were slightly below the relevant market benchmarks. Pearl Meyer noted the following results with respect to compensation relative to peers:

Pearl Meyer’s review evaluates overall compensation as well as each significant component of compensation. It evaluates whether the compensation structure continues to provide the appropriate incentives and alignment of executive officers’ interests with those of our shareholders. Pearl Meyer meets with the Compensation Committee to discuss its written report, answer questions, and discuss issues that require further study.

The Compensation Committee considers the information provided by Pearl Meyer, including compensation reports and Pearl Meyer’s recommended best practices as a baseline for establishing targeted total compensation, principal compensation components, and determining the allocation of total potential compensation components for each NEO and other executives in the Company. In general, we seek to establish total compensation, base salaries, annual incentive compensation, and long-term equity incentive compensation for each position at or near the median for the peer group, if targeted performance is achieved, and at or near the 75th percentile of the peer group, if exceptional performance is achieved. The Compensation Committee also seeks to allocate potential total compensation among base salary, annual incentive compensation, and longer-term incentive compensation in proportions that reflect peer group practices.

Executive Compensation for 2018

Components of Compensation.  In establishing the 2018 compensation for our executive officers, the Compensation Committee:

•	analyzed the compensation levels of comparable executive officers in the peer group;
•	determined a mix of base salary and cash incentive opportunity, along with an equity position to align our executive officers’ compensation with our performance and leadership accomplishments;
•	assessed our executive officers’ performance; and
•	assessed our financial and business results relative to other companies within the banking industry as well as to our own past performance and financial goals.

The principal components of each executive officer’s compensation used by the Compensation Committee to reward, align and retain our named executives are:

•	base salary;
•	annual incentive compensation; and
•	long-term equity incentive compensation.

In general, we strive to target the percentage that each of these components bears to the total compensation for our executive officer group as a whole, assuming the achievement of targeted performance, to approximately the corresponding percentages for the peer group.

In structuring our long-term incentive awards to our CEO and the other NEOs, we emphasize the use of performance-based equity awards. In fact, 100% of the CEO’s long-term incentive awards are performance-based, and 75% of the long-term incentive awards for the other NEO’s are performance-based. For 2018, performance-based equity awards represented a significantly greater percentage of our executives’ long-term incentive compensation than was the case for our peer group as a whole. According to Pearl Meyer’s report, the following chart represents each element of compensation and the corresponding percentage of total compensation represented by each element for our peer group for the NEOs’ compensation for 2018.

The Company’s allocation for 2018 for the CEO and the other NEOs was:

The actual mix of these components for each individual executive officer varies, depending on our evaluation of the executive officer’s responsibilities, the percentage of the executive officer’s compensation that should be at risk, and the reasonable potential compensation in light of that risk. Additionally, the pay mix data set forth in the above chart for the NEOs other than the CEO is represented in the aggregate as each NEO does not have the same pay mix.

The only elements of our executive officers’ compensation that we pay in cash are base salary and annual incentive compensation. For 2018, we paid the following cash compensation to our NEOs:

Base Salary.  Base salary is the only component of compensation that is not subject to the achievement of performance or vesting criteria. Base salary is designed to provide a fixed level of cash compensation for performing the responsibilities associated with an executive’s position. We establish base salary ranges for each position based on the ranges for similar positions at other peer group companies. In general, we target base salary ranges near the median for the peer group. We review base salaries annually and we adjust them in April of each year to take into account such factors as market changes, changes in duties, individual performance, and experience.

In assessing Mr. Jones’ performance for 2018 compensation decisions, the Compensation Committee considered the role Mr. Jones played in selecting and leading the management team in its 2017 strategic, operational, and financial performance. The Compensation Committee determined that Mr. Jones’ leadership skills both within the Company and as a leader in the banking industry were significant contributors to the Company’s success during the year. The Committee noted that Mr. Jones had led the Company in 2017 to an integration of Anchor Bancorp, Inc. acquisition, placing the Company in the growth market of the Twin Cities in the state of Minnesota. The Compensation Committee also noted Mr. Jones’ leadership in creating a “Tone at the Top” to cultivate a culture of highly ethical standards, professionalism, integrity and establishing ethically sound strategic goals for the Company and its employees. These accomplishments and the fact that Mr. Jones’ base salary lagged significantly behind the median of peers, were considered by the Committee in its decision to raise Mr. Jones’ base salary for 2018.

In assessing the performance of Messrs. Ryan, Sandgren, Knight and Clark, Mr. Jones subjectively evaluated their contributions to the strategic, operational and financial performance of the Company in 2017. Messrs. Ryan, Sandgren, Knight and Clark met or exceeded Mr. Jones’ subjective performance expectations in 2017 and based on his recommendations, the Compensation Committee increased their base salaries in 2018.

Annual Incentive Compensation.  Our practice is to award cash incentive awards based on our achievement of pre-established objective performance goals. The objective of awarding annual incentive compensation is to reward short-term financial and operational performance. The Amended and Restated 2008

Incentive Compensation Plan, which includes the Short Term Incentive Compensation Plan or “STIP”, and which was approved by shareholders in 2017, is intended to be our primary vehicle for awarding such incentives. The STIP does not preclude us from making discretionary bonus payments or special awards to STIP participants outside of the STIP. In establishing performance goals for 2018, the Compensation Committee made a determination at the beginning of 2018 to exclude one-time charges associated with acquisitions and branch closings that occurred in 2018, including any associated one-time charges. The Compensation Committee also made a determination to exclude charges incurred as a result of any non-recurring charges under GAAP and severance charges and to exclude any impairment associated with tax credits in the calculation of the Company’s Efficiency Ratio.

The amount of cash incentive payments under the STIP is based entirely on target incentive potentials and the achievement of the performance goals established by the Compensation Committee at the beginning of the year. Actual payout levels are determined by the Compensation Committee after evaluating performance through the end of the year and reviewing peer and survey data provided by Pearl Meyer. The percentage payout levels are consistent with the payout levels paid to similarly situated executives within the Company’s peer group.

The 2018 STIP contains targeted annual incentives and provides an opportunity for participants, including the NEOs, to earn between 50% and 150% of their target opportunities provided certain performance thresholds are met. The Compensation Committee believes having a payout range helps to ensure that pay varies with performance and aligns it with market. No payouts under the STIP will be made for performance below minimum required performance. If threshold is achieved, an incentive payout equal to 50% of targeted incentive level for each of the NEOs will be paid. If the targeted profitability measures are achieved, each of the NEOs will receive 100% of the target incentive payout.

In practice, the Compensation Committee makes recommendations that the Board then approves or adjusts. The Performance Measures, as well as the weighting given to the measures, for the 2018 STIP for Messrs. Jones, Ryan, Sandgren, Knight and Clark included the following:

The Compensation Committee adopted the performance measures of ROATCE and EPS growth as part of the STIP performance measures for 2018 because of their correlation with creating shareholder value. The Compensation Committee elected to keep Efficiency Ratio as part of the STIP design to ensure management focuses on managing expenses within the Company. The achievement of certain diversity and inclusion targets for 2018 were also adopted as part of the plan as a negative modifier to the final results.

The Compensation Committee established the 2018 potential payouts to each NEO. Under the STIP, the target incentive payout for the CEO was established at 125% of base salary. The target incentive payout for the

Chief Financial Officer and President and Chief Operating Officer was established at 65% of base salary, and the target incentive payout for the other NEOs was established at 50% of base salary. The maximum payout under the STIP is 150% of the target incentive payout and is earned only when actual performance significantly exceeds the target.

The 2018 STIP performance and payout results for Messrs. Jones, Ryan, Sandgren, Knight and Clark were as follows, resulting in a bonus payout of 146.5% of target:

Percentage amounts under the caption “Performance Factor” in the tables above reflect the overall percentage of annual incentive compensation earned with respect to each metric after giving effect to the weighting factor applied to the metric and the performance level achieved for that metric. The “Total Percentage Earned” is the sum of the Performance Factors for all metrics.

For 2018, the STIP final award earned was subject to a negative adjustment by up to 10% based on whether executive management achieved certain employee diversity objectives during the year. Mr. Jones reviewed the achievements of the Company in making progress toward establishing a more diverse work force in 2018 with the Compensation Committee. Based on these achievements, Mr. Jones recommended, and the Compensation Committee accepted, that no negative adjustment be made to the STIP earned award for 2018.

Long-Term Incentive Compensation.  We believe that stock ownership by our executive officers is an important tool for aligning their interests with those of our shareholders over the long-term. Therefore, our long-term incentive compensation consists entirely of equity compensation awards. The Amended and Restated 2008 Incentive Compensation Plan, which was again approved by shareholders in 2017, is our primary vehicle for providing equity compensation.

In 2018, the award mix for the CEO under the Amended and Restated 2008 Incentive Compensation Plan was entirely performance-based (i.e., 100% of the value awarded consisted of performance-based restricted stock units), as illustrated below:

The awards for the NEOs (other than the CEO) under the Amended and Restated 2008 Incentive Compensation Plan consisted of a combination of Performance-based Restricted Stock Units and Service-based Restricted Stock. The majority of the value awarded (75%) consisted of Performance-based Restricted Stock Units, as illustrated below:

Each of these forms of award encourages executives to use their best efforts to increase the value of our stock, since the value of the awards increases with the value of our stock. In addition, because an executive officer’s right to an award generally vests over time, such awards provide a valuable retention tool.

Our practice is to determine the dollar amount of equity compensation that we want to provide, based on consultation with the compensation consultant who advises the Compensation Committee concerning current market practices. In general, we seek to pay equity incentive compensation that approximates the median for our peer group, if targeted performance is achieved and the 75th percentile for our peer group, if maximum performance is achieved. The Compensation Committee typically makes recommendations regarding equity compensation awards at its first meeting in January, depending upon the availability of the financial results for the preceding year. Typically, these awards are then approved or adjusted by the Board at its next meeting. We make the awards as early as practicable in the year and communicate them to executive officers so that the incentives will be known as early as practicable, thereby maximizing their potential impact. We make equity awards after financial data for the preceding year is available, because this information enables us to refine our expectations for the current year. The proximity of any awards to earnings announcements or other market events is coincidental. Under special circumstances, such as the employment of a new executive or substantial promotion of an existing executive, the Compensation Committee may award equity compensation at other times during the year.

On January 25, 2018, we granted performance-based restricted stock units and service-based restricted stock to the NEOs (with the exception of the CEO who only received performance-based restricted stock units)

pursuant to our Amended and Restated 2008 Incentive Compensation Plan. These awards are reflected on the Table on page 53 entitled “Grants of Plan-Based Awards During 2018.” The Compensation Committee and Board, in order to align the CEO’s incentive compensation directly with shareholder interests and to place 100% of his equity compensation at risk, determined that his equity compensation should consist of performance-based restricted stock units with no service-based component.

The Compensation Committee awarded the right to earn shares to the NEOs and certain other executives based on the performance of the Company in 2018. The awards differed for each of the NEOs and they were determined by the Compensation Committee, according to each officer’s salary level and based on competitive survey data provided by Pearl Meyer. The performance goals were not based on individual performance.

Performance-Based Restricted Stock Units.  The Compensation Committee continued the use of performance-based restricted stock units in 2018 because their use simplifies the administration of the performance awards, as shares are not actually granted until the end of the performance period and dividends are not paid on the units until the units vest into earned shares. In general, our executive officers will not earn performance-based restricted stock units unless we meet pre-established objective performance criteria for the performance period, and the executive officer remains employed throughout the performance period and any required service period.

The CEO only receives performance-based restricted stock unit awards. In 2018, the CEO’s performance-based restricted stock unit awards were allocated between internal and external performance measures as described in the chart on page 43.

The Committee allocated 50% of the award based on a measure of relative total shareholder return to ensure the CEO’s interests were closely aligned with shareholders. The Committee allocated 50% of the award based on the internal measure of ROATCE because of the strong correlation between the improvement in ROATCE and the increase in shareholder value.

In 2018, the NEOs (except for the CEO) received awards of performance-based restricted stock units allocated as described below and shown in the chart on page 43.

Based on the recommendation of Pearl Meyer, the Committee determined to weight 50% of the performance-based restricted stock unit award to the external measure of relative total shareholder return to ensure the officers’ interests were closely aligned with the interests of shareholders. The remaining 50% portion of the performance-based restricted stock unit award was allocated to ROATCE because of the strong correlation between the improvement in ROATCE and the increase in shareholder value.

In general, the NEOs must be employed by the Company through the distribution date in order to receive a distribution of any 2018 performance-based restricted stock unit awards earned for the performance measures. However, if the executive officer terminates employment on account of disability or retirement, he or she will be treated the same as if he or she had continued employment.

For each restricted stock unit award, we have established minimum, target and maximum performance levels. The actual performance level at the end of the performance period will determine the percentage of units earned. No units will be earned if results are less than the required minimum performance. If target is achieved, all of the units awarded will be earned. If maximum performance is achieved, the number of units earned will multiply by 1.5. Earned units are converted to shares after the performance period has ended and actual results have been evaluated relative to the established minimum, target and maximum performance levels.

The financial performance measurement of ROATCE is measured over a three-year performance period. This measure was chosen because the Committee believes there is a strong correlation between improvement in ROATCE and an increase in shareholder value. For a minimum (25%) payout to occur, ROATCE must be 14.3% over the three-year performance period. For targeted (100%) payout to occur, ROATCE must be 15% over the three-year performance period, and for maximum (150%) payout to occur, ROATCE must be 15.6% over the three-year measurement period.

Total shareholder return is our external relative measure for determining performance-based units earned. For purposes of the 2018 award, we define relative total shareholder return – which is measured against the peer group for the three-year measurement period – as the three-month average stock price for the period ending December 31, 2017 compared to the three-month average stock price for the period ending December 31, 2020 for the Company and the Peer Group. The three-month average stock price will be determined by averaging the closing stock price of each trading day during the three months ending on the applicable December 31, including adjustments for cash and stock dividends. This measure was chosen because the Committee believes it strongly links executive compensation to shareholder value creation over time.

Shares received from any earned performance-based restricted stock units must be held until the stock ownership guidelines are met. Dividends earned on vested shares accumulated during the performance period, are paid in stock after the end of the performance period and are subject to the holding requirement.

If an executive officer’s employment is terminated on account of death, the target performance criteria will be deemed satisfied, and restrictions on the shares will lapse. If the executive officer terminates employment on account of disability or retirement, the executive officer will be treated the same as if he or she had continued employment through the end of the performance period. For the 2018 awards, if there is a Change in Control and the NEO is terminated, then performance-based restricted stock awarded to the NEO will be paid as if Targeted performance had been achieved.

Service-Based Restricted Stock.  We grant service-based restricted stock for various reasons: these stock awards create ownership, which aligns the executive’s interests with those of other shareholders; these awards contribute to the retention of key employees, whose future service is deemed essential to the ongoing success of the Company. However, because service-based restricted stock is not contingent on our business performance, the value of the service-based restricted stock award is substantially less than the value of the performance-based portion of the award. In general, with the exception of dividends, an executive officer will not realize value for service-based restricted stock, unless the executive officer remains employed during the required service period. If an executive officer terminates employment on account of death or terminates without cause or with good reason following a Change in Control of the Company, restrictions on the stock will lapse. If the executive officer terminates employment on account of disability or retirement, the executive officer will be treated the same as if he or she had continued employment. The service-based restricted stock granted in 2018 will vest in three approximately equal annual installments over a three-year period ending on February 1, 2021. We pay cash dividends on service-based restricted stock to our executive officers during the restricted period. The service-based restricted stock must be held by the NEO until the stock ownership guidelines are met even if the restrictions have lapsed.

In 2018, the Compensation Committee granted service-based restricted stock to NEOs other than the CEO in order to encourage ownership of Company stock, align the Company with peer group practices and to ensure the retention of key executive officers in the Company. Twenty-five percent of the total equity award for the NEOs other than the CEO was in the form of service-based stock in 2018. As noted previously, the CEO’s long-term incentive awards are entirely performance-based and do not include any service-based restricted stock.

Retirement Plans.  Until December 31, 2005, we maintained a traditional qualified defined benefit pension plan, known as the Old National Bancorp Employees’ Retirement Plan (“Retirement Plan”). We froze the Retirement Plan as of December 31, 2001, except for employees who were at least age 50 or who had 20 years of credited service as of December 31, 2001. As of December 31, 2005, we froze the Retirement Plan for all remaining employees. We also maintained a nonqualified retirement plan to replace any reduction in benefits under the Retirement Plan due to limitations on benefits under the Internal Revenue Code (“Supplemental Plan”). We also froze the Supplemental Plan as of December 31, 2005. No executive officer will earn further benefits under the Retirement Plan or the Supplemental Plan after 2005, although benefits as of December 31, 2005, are preserved.

In 2016, the Board terminated the Retirement Plan and paid out the proceeds to former and current employees on October 21, 2016. The Supplemental Plan was not terminated.

We continue to maintain a tax-qualified defined contribution plan, known as the Old National Bancorp Employee Stock Ownership and Savings Plan (“Savings Plan”), for eligible employees. The Savings Plan allows employees to make pre-tax and Roth 401(k) contributions. Subject to the conditions and limitations of the Savings Plan, new hires are automatically enrolled in the Savings Plan with an automatic deferral of 6%, unless participation is changed or declined. All active participants receive a Company match of 75 cents on the dollar of the first 4% contributed into the Savings Plan, and 50 cents on the dollar of the next 4% of eligible compensation that is contributed to the Savings Plan. We may also make profit sharing contributions, in our discretion. To receive profit sharing contributions for a year, an employee must have (i) completed at least 1,000 hours of service during the year and (ii) been employed on the last day of the year or retired on or after age 65, died, or became disabled during the year.

We also maintain a nonqualified deferred compensation plan, known as the “Executive Deferred Compensation Plan,” for a select group of management employees designated by the Compensation Committee. All executive officers are eligible to participate in the plan. An executive officer may elect to defer up to 25% of his or her regular compensation, and up to 75% of his or her annual bonus under the STIP, in which case the deferral amount will be credited to his or her plan account. The Executive Deferred Compensation Plan applies the same matching formula that is used for the Savings Plan. We provide matching contribution credits under the plan, reduced by any matching contributions under the Savings Plan. In addition, we may provide discretionary contribution credits to make up for any reduction in discretionary profit-sharing contributions under the Savings Plan due to Internal Revenue Code contribution limits applicable to tax-qualified retirement plans. We did not provide discretionary credits for 2018.

We credit an executive officer’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the executive officer. For the market index fund, we use a Bloomberg index, which approximates the risk and return associated with a diversified high-quality corporate bond fund. The earnings credited under the Executive Deferred Compensation Plan could be in excess of earnings that would have been credited using the applicable federal long-term rate. Any excess earnings are reported in column (h) of the Summary Compensation Table on page 51.

All amounts paid under the Executive Deferred Compensation plan are paid from our general assets and are subject to the claims of our creditors. Except in the case of financial emergency, an executive officer’s benefits under the plan may not be distributed until after termination of employment. In general, an executive officer may elect to receive plan benefits in a lump sum or in annual installments over two to ten years.

Employment Arrangements.  We have entered into employment agreements with each of the NEOs (referred to collectively as “employment agreement(s)” or “agreements”). The employment agreements were amended effective January 1, 2011, to provide for:

•

No Gross-up on Severance Benefits – The Company has adopted a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will put the executive in the best after-tax position with the most compensation and income.

•

No Gross-up on Perquisites – There will be a continuation of benefit coverage to be provided by the Company for the requisite number of months. However, any tax resulting from these payments will be the executive’s responsibility.

•

No Walk Away Provision – The Company has eliminated the ability of the executive to voluntarily terminate his or her employment within 12 months of a Change in Control without good reason. The executive will continue to have the right to terminate employment within 24 months of a Change in Control with good reason and receive severance and other benefits.

The changes to these agreements were adopted after reviewing prevailing market and developing executive compensation best practices. Under each of their respective employment and severance agreements, the NEOs are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee’s compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the NEO, if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. An NEO must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive his or her severance benefits.

The employment and severance agreements also provide for change of control severance benefits for each NEO. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the NEO’s employment for a reason other than “Cause” or the NEO’s disability, or if the executive resigns within two years after a change of control after we have taken certain actions detrimental to the NEO.

The Compensation Committee believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the NEOs in relation to their professional careers with the Company by assuring them of some financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the NEOs to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the NEOs after reviewing peer data and consulting with the Compensation Committee consultant.

In the Committee’s view, severance benefits, including in the event of a change-in-control, are contingent and operate as a form of insurance rather than a principal component of compensation strategy. In that regard, the Committee does not reduce or otherwise modify compensation elements on the basis of eligibility for severance benefits. The Potential Payments on Termination or Change-in-Control tables on pages 58 through 62 and the discussion of the employment agreements beginning on page 55 set forth the estimated values and details of the termination benefits under various scenarios for each of the NEOs.

Perquisites and Other Compensation.  Detailed information regarding other compensation is provided in note 5 to the Summary Compensation Table on page 52. In general, we believe that perquisites should not constitute a consequential portion of any executive officer’s compensation. The Company makes available to the NEOs financial counseling services to assist them in obtaining financial planning advice. This benefit is provided to the executives, but the executives pay any tax due on the benefit.

James Sandgren received a country club membership allowance of $12,540 for business development purposes. No other executive received perquisites in excess of $10,000 in 2018. Moreover, certain of the perquisites provided to executive officers also provide a benefit to us. For example, executive physicals, which we require annually for the CEO and every other year for the other NEOs, help us to assure that our executive officers do not postpone addressing health issues that could result in great cost to us in lost productivity and covered treatment costs.

Stock Ownership Guidelines.  In 2010, the Compensation Committee and Board amended the previously established stock ownership guidelines for the Company’s executive officers, including the NEOs, to make the guidelines more consistent with market practices, and to ensure executives retain a specified percentage of stock of the Company until the target ownership level is achieved and to reduce the risk that stock price volatility could impact the achievement of the target ownership requirement. Under the guidelines, the NEOs are required to hold shares of our stock with a value which is the lesser of the following:

As of the date of the Proxy Statement, each of the NEOs has met the stock ownership guideline requirement. For purposes of the guidelines, vested in-the-money options, unearned performance-based restricted stock units, unvested service-based restricted stock and phantom shares in the Nonqualified Deferred Compensation Plan are taken into account.

Executive Compensation in 2019

In January 2019, based on results of a review by executive management of the compensation program, the Compensation Committee approved certain changes to the program which will be effective in 2019. In this review, the Compensation Committee considered the balance between short and long-term incentives, cash versus stock, revenue and risk metrics and absolute and relative Performance Measures and considered the time horizon of payments versus risks.

The Compensation Committee and Board first recognized the improvement in financial results in 2018 over 2017, and the fact that 2018 set a record for the Company’s financial performance. The Compensation Committee and Board noted, however, that there was a misalignment of executive compensation with total cash compensation with executives being paid below the market median of the peer group. The Compensation Committee noted that the misalignment was due to the impact of lower base salaries and target cash incentives positioned below the market median.

In 2019, the Compensation Committee agreed with management’s recommendation to continue the approach toward long-term equity incentive awards adopted in 2017.

The CEO’s long-term equity award in 2019 consists solely of performance-based restricted stock units. The purpose of awarding 100% of the CEO’s stock award and performance-based restricted stock units is to ensure his interests are totally aligned with the interests of shareholders. Fifty percent of the CEO’s award will be based on growth in ROATCE and 50% will be based on total shareholder return relative to peers, both measured over a three-year performance period.

In 2019, our long-term equity awards for the NEO’s (other than the CEO) will be allocated as follows:

75% performance based restricted stock units; and 25% service based restricted stock units.

These weightings are the same as in 2018 and they ensure that most (75%) of an NEO’s long-term incentive compensation must be earned for performance. The performance measure for the internal measure (50% of the performance-based award) will be based on the Company’s growth in ROATCE over a three-year period. The performance measure for the external measure (50% of the performance-based award) will be total shareholder return compared to peers over a three-year performance period.

Although the Compensation Committee and Board did not make adjustments to the base salary for Mr. Jones in 2019 due to his announced retirement as CEO effective May 2, 2019, the Compensation Committee and Board, after consulting with Pearl Meyer which performed a market survey of compensation practices for retiring CEOs, agreed to maintain Mr. Jones’ base salary at $725,000 until he retires in January of 2020; and to maintain his STIP target incentive at 125% of base salary through 2019. The Compensation and Board also agreed to maintain his LTIC grant at 68,500 shares – with no new grants to be made in 2020.

The Compensation Committee and Board noted several key factors in support of Pearl Meyer’s recommended approach to compensating Mr. Jones, including Mr. Jones’ leadership in 2018 in integrating the acquisition of Klein Financial which nearly doubled the Company’s presence in the significant growth market of the Twin Cities of Minnesota. Additionally, the Compensation Committee and Board noted that Mr. Jones will continue to serve in his current role as Chairman and CEO through May 1, 2019 and that he will remain as Executive Chairman of the Board through January 2020. It was noted that Mr. Jones’ continued participation in base salary, STIP and LTIC during 2019 will compensate him for his leadership prior to handing off the CEO responsibilities to Mr. Ryan and reward him for his service as Chairman of the Board for the entire year. The Compensation Committee and Board also noted that Mr. Jones should be compensated for facilitating the transition to his successor, for being available for consultations as needed, and for spending time introducing Mr. Ryan to key business and governmental leaders throughout the Company’s footprint in 2019. It was also noted by the Compensation Committee and Board that Mr. Jones’ base salary has lagged significantly below the median market value of peers for an extended period of time.

The other NEOs met or exceeded Mr. Jones’ performance expectations for 2018, and based on his recommendations, the Compensation Committee increased the base salaries of each of the NEOs in order to align the base salaries more closely with market mid-point. The Compensation Committee also agreed to raise the STIP target percentage for Mr. Sandgren from 65% to 70%.

As noted in an 8-K/A filed by the Company on January 16, 2019, the Compensation Committee and Board determined to make several compensation adjustments to Mr. Ryan’s compensation effective as of May 2, 2019 and to Brendon B. Falconer’s compensation, who will succeed Mr. Ryan as the Company’s Chief Financial Officer as of May 2, 2019. Mr. Ryan’s annual base salary is established at $750,000. Mr. Ryan will participate in the Company’s STIP with a target payout opportunity of 115% of his annual actual wages. In addition to Mr. Ryan’s base salary and potential bonus, he will also receive an award of 70,000 shares of restricted stock of the Company, which he will earn if the Company achieves its performance objectives. Effective May 2, 2019, Mr. Falconer’s annual base salary rate will be $390,000. Mr. Falconer will participate in the STIP with a target payout opportunity of 65% of his annual actual wages. In addition to Mr. Falconer’s base salary and potential bonus, he will receive an award of 20,000 shares of restricted stock of the Company, which he will earn if the Company achieves its performance objectives.

In 2019, all of the NEOs will participate in the STIP comprised of the performance measures agreed to by the Compensation Committee in 2017. In 2019, the Compensation Committee also agreed to continue certain enhancements to the Company’s diversity objectives for 2019 and also granted the CEO the discretion to adjust any STIP earned in 2019 by up to 10%.

In addition to the changes summarized above, the Company is maintaining its existing compensation practices that represent strong corporate governance including the following:

•

An independent compensation consultant and independent counsel who report directly to the Compensation Committee and provide no services to the Company other than those relating to the Compensation Committee’s decisions concerning executive and outside Director compensation;

•	Significant stock ownership guidelines that align executives’ interests with those of our shareholders;

•	A “clawback” policy that permits the Board to recover bonuses from senior executives whose fraud or misconduct resulted in a significant restatement of financial results;

•	An annual risk assessment of the Company’s pay practices; and

•

Compensation policies and practices designed to discourage excessive risk-taking, including the assessment of performance across multiple dimensions and metrics, the use of multi-year performance periods and, as discussed above, the adoption of stock ownership guidelines and a “clawback” policy.

Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). The incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available for future tax years (other than with respect to certain “grandfathered” arrangements as noted above). The Company’s incentive plans no longer need to comply with Section 162(m)-related limitations or provisions or request shareholder approval for this purpose. The Company will continue to seek shareholder approval of certain compensation plans as may be required by applicable law or regulation.

2018 Summary Compensation Table

The table below provides information regarding compensation earned by our CEO, Chief Financial Officer, and the other three executive officers employed at the end of 2018 who were most highly compensated for 2018.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert G. Jones, Chairman and CEO	2018 2017 2016	719,231 694,231 700,962	0 0 298,740	932,628 1,116,893 694,590	0 0 0	1,317,092 728,943 0	0 0 293,543	32,666 40,832 35,626	3,001,617 2,580,899 2,023,461

James C. Ryan, III Senior EVP and Chief Financial Officer	2018 2017 2016	409,038 392,308 350,258	0 0 84,891	364,656 334,825 217,830	0 0 0	389,056 247,154 0	0 152 195	20,918 19,720 17,372	1,184,118 994,159 670,546

James A. Sandgren, President and Chief Operating Officer	2018 2017 2016	475,731 458,846 430,904	0 0 104,260	364,656 334,825 212,232	0 0 0	453,015 289,073 0	0 235 285	35,875 30,428 29,569	1,329,277 1,113,407 777,250

Jeffrey L. Knight, EVP and Chief Legal Counsel	2018 2017 2016	352,423 343,538 346,572	0 0 75,171	189,621 217,636 137,951	0 0 0	258,150 162,322 0	404 404 1,730	21,652 16,070 17,485	822,250 739,970 578,909

Todd C. Clark, EVP and Chief Information and Strategic Innovation Officer	2018 2017 2016	352,692 323,628 276,853	0 0 60,144	160,449 142,301 90,199	0 0 0	258,347 152,914 0	0 0 535	12,287 12,086 12,209	783,775 630,929 439,940

(1) Base salary increases for NEOs are effective in the first pay of April during the calendar year.

(2) Stock awards included in Column (e) consist entirely of service-based restricted stock and performance-based restricted stock units granted under our Amended and Restated 2008 Incentive Plan. The grant date value of the awards is as determined under FASB ASC Topic 718. For performance-based restricted stock, the grant date value is based on the number of units that would be earned at target levels of performance. The value of the award assuming the highest level of performance conditions are achieved for the 2016, 2017, and 2018 awards would be: Robert Jones ($1,041,855, $1,675,339 and $1,398,941); James Ryan ($295,488, $457,113, and $492,297); James Sandgren ($288,498, $457,113, and $492,297); Jeffrey Knight ($187,523, $297,123, and $255,994) and Todd Clark ($122,612, $194,273, and $216,611). For the number of shares of service-based and performance-based restricted stock awarded in 2018, see the Grants of Plan-Based Awards Table.

(3) These amounts represent incentives that were earned under the Company’s STIP.

(4) This amount is the increase of the actuarial present value of the executive’s benefit under our frozen defined benefit plans, plus the amount of the executive’s earnings credit under our Executive Deferred Compensation Plan in excess of the earnings that would have been credited using the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

The 2018 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and $-126,081); James Ryan ($0 and $-3,826); James Sandgren ($0 and $-2,190); Jeffrey Knight ($0 and $404); and Todd Clark ($0 and $-381).

The 2017 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and $-33,718); James Ryan ($0 and $152); James Sandgren ($0 and $235); Jeffrey Knight ($0 and $404); and Todd Clark ($0 and $-124).

The 2016 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and $293,543); James Ryan ($0 and $195); James Sandgren ($-4,173 and $285); Jeffrey Knight ($1,231 and $499); and Todd Clark ($0 and $535)

(5) The amounts specified in Column (i) include the following: perquisites, company contributions to defined contribution plans, cash dividends on restricted stock, and life insurance premiums.

Name	Perquisites & Other Personal Benefits(a)	Company Contributions to Defined Contribution Plans(b)	Cash Dividends on Restricted Stock	Life Insurance Premiums(c)	Total
	($)	($)	($)	($)	($)
Robert G. Jones	2,103	29,939	0	624	32,666

James C. Ryan, III	4,020	10,423	5,851	624	20,918

James A. Sandgren	13,586	15,814	5,851	624	35,875

Jeffrey L. Knight	4,364	13,354	3,381	553	21,652

Todd C. Clark	0	9,197	2,536	554	12,287

(a) James Sandgren received a country club membership allowance of $12,540 for business development purposes.

(b) Company Contributions to Defined Contribution Plans include $8,250 and $21,689 to the Old National Bancorp Employee Stock Ownership and Savings Plan and the Old National Bancorp Executive Deferred Compensation Plan, respectively, for Robert Jones; $9,523 and $900 for James Ryan; $11,914 and $3,900 for James Sandgren; $9,454 and $3,900 for Jeff Knight; and $8,297 and $900 for Todd Clark, respectively, to those same plans.

(c) The listed executive officers receive group life coverage equal to two times base salary, whereas most other employees receive coverage of one times base salary. The amounts in this column are the premiums for the executive officers’ coverage.

CEO Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. Our Compensation Committee monitors the relationship between the compensation of our executive officers and our non-executive employees; however, the Compensation Committee does not view this ratio as a meaningful tool in evaluating the appropriateness of the CEO’s compensation, both on an internal and external basis.

For 2018, the ratio of the CEO’s Total Compensation to the median employee’s Total Compensation is as follows:

Median Employee Total Compensation	$53,384

CEO’s Total Compensation	$3,001,617

Ratio of CEO to Median Employee Compensation	56:1

In determining the median employee, a ranked list was prepared of all associates employed other than the CEO as of October 1, 2018 based on their compensation for 2018. The calculation of compensation for the median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the Summary Compensation Table to arrive at the Median Employee Total Compensation.

Grants of Plan-Based Awards During 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Robert G. Jones	1/25/2018 1/25/2018	449,519	899,039	1,348,558	17,125	68,500	102,750				932,628

James C. Ryan, III	1/25/2018 1/25/2018 1/25/2018	132,937	265,875	398,812	4,688	18,750	28,125	6,250			255,281 109,375

James A. Sandgren	1/25/2018 1/25/2018 1/25/2018	154,613	309,225	463,838	4,688	18,750	28,125	6,250			255,281 109,375

Jeffrey L. Knight	1/25/2018 1/25/2018 1/25/2018	88,106	176,212	264,317	2,438	9,750	14,625	3,250			132,746 56,875

Todd C. Clark	1/25/2018 1/25/2018 1/25/2018	88,173	176,346	264,519	2,063	8,250	12,375	2,750			112,324 48,125

(1) All non-equity incentive plan awards are made pursuant to our Amended and Restated 2008 Incentive Plan.

(2) The shares in Columns (f), (g), and (h) are performance-based restricted stock units granted under our Amended and Restated 2008 Incentive Compensation Plan. The performance period for 100% of the performance-based awards is the three-year period ending December 31, 2020. The restriction period for 100% of the performance-based grant ends on the date of the Company’s annual filing on Form 10-K in 2021. For all executive awards, 50% of the grant is based upon the company’s Return on Tangible Common Equity with the other 50% of the grant based upon Total Shareholder Return as compared to the company’s peer group. Dividends accumulate on earned shares and are paid in the form of shares.

(3) The shares in Column (i) are service-based restricted shares granted under our Amended and Restated 2008 Incentive Compensation Plan that vest in three substantially equal installments on February 1 of 2019, 2020 and 2021. Vesting is contingent upon the Executive Officers remaining employed during the required service period. Executive Officers are entitled to dividends during the vesting period on the number of outstanding shares.

(4) No stock options were granted in 2018.

(5) The fair market value of the service-based restricted stock units reported in Column (l) is the grant date value of the awards based on the closing stock price. The fair market value of the internal performance-based restricted stock units reported in Column (l) is the grant date value based on the closing stock price less the present value of dividends expected to be paid during the requisite performance period. A Monte-Carlo simulation is used to determine the fair market value of the relative performance-based restricted stock units.

Outstanding Equity Awards at December 31, 2018

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)		(h)	(i)		(j)

Robert G. Jones									75,387 18,147 17,613	(2) (3) (4)	1,160,960 279,464 271,240

James C. Ryan, III						1,667 3,334 6,250	(1A) (1B) (1C)	25,672 51,344 96,250	16,426 3,974 4,822	(2) (3) (4)	252,960 61,200 74,259

James A. Sandgren						1,667 3,334 6,250	(1A) (1B) (1C)	25,672 51,344 96,250	16,508 3,974 4,822	(2) (3) (4)	254,223 61,200 74,259

Jeffrey L. Knight						1,084 2,167 3,250	(1A) (1B) (1C)	16,694 33,372 50,050	10,730 2,584 2,508	(2) (3) (4)	162,242 39,794 38,623

Todd C. Clark	7,120 7,120 2,670			3.76 3.71 5.67	03/02/21 03/02/22 03/06/23	709 1,417 2,750	(1A) (1B) (1C)	10,919 21,822 42,350	7,016 1,690 2,121	(2) (3) (4)	108,046 26,026 32,663

Footnotes:

(1A) Service-based restricted shares granted in 2016 that will become vested on February 1, 2019.

(1B) Service-based restricted shares granted in 2017 that will become vested in two substantially equal installments on February 1 of 2019 and 2020.

(1C) Service-based restricted shares granted in 2018 that will become vested in three substantially equal installments on February 1 of 2019, 2020 and 2021.

(2) This award represents performance-based restricted stock units granted in 2016. The number of units assumes that target performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be the date of the Company’s annual filing on Form 10-K in 2019.

(3) This award represents performance-based restricted stock units granted in 2017. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be the date of the Company’s annual filing on Form 10-K in 2020.

(4) This award represents performance-based restricted stock units granted in 2018. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be the date of the Company’s annual filing on Form 10-K in 2021.

Option Exercises and Stock Vested in 2018

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Robert G. Jones	49,000	203,154	25,815	451,758

James C. Ryan, III	0	0	7,360	128,590

James A. Sandgren	0	0	9,922	173,397

Jeffrey L. Knight	0	0	6,925	121,035

Todd C. Clark	6,230	57,752	3,613	63,121

2018 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
(a)	(b)	(c)	(d)	(e)	(f)

Robert G. Jones	362,044	21,689	-37,421	0	2,409,171

James C. Ryan, III	24,542	900	-2,808	0	34,410

James A. Sandgren	28,544	3,900	-661	0	51,441

Jeffrey L. Knight	0	3,900	1,749	0	37,668

Todd C. Clark	0	900	-250	0	3,269

(1)	These amounts are also included under All Other Compensation in the Summary Compensation Table on page 51.

(2)

Of the balances reported in this column, the amounts of $0, $0, $0, $404 and $0 with respect to Messrs. Jones, Ryan, Sandgren, Knight and Clark, respectively, were reported under Change in Pension Value and Non-Qualified Deferred Compensation in the Summary Compensation Table on page 51.

(3)

Of the balances reported in this column, the amounts of $788,578, $4,726, $9,902, $26,155 and $0 with respect to Messrs. Jones, Ryan, Sandgren, Knight and Clark, respectively, were reported in the Summary Compensation Table in prior years.

Potential Payments on Termination or Change in Control

Employment Agreements.  We have entered into employment agreements with each NEO (collectively referred to as “employment agreement(s)” or “agreements”). The amended agreements effective January 1, 2011 are summarized below. The summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from the Company itself or from the Company’s public filings with the SEC.

The initial term of the employment agreements entered into with the CEO ended on December 31, 2010. The initial term of the employment agreement entered into with the President and Chief Operating Officer ended on December 31, 2014. The initial term of the employment agreement entered into with the Senior Executive

Vice President and Chief Financial Officer ended on December 31, 2016. The agreements contain automatic one-year extensions, unless the NEO or the Company provides 60 days’ notice before the end of the year of intent not to renew the agreement. The initial term of the agreement for Mr. Knight expired on December 31, 2009 but was automatically renewed pursuant to the automatic one-year extensions set forth in the agreement. Mr. Knight or the Company must provide 60 days’ notice before the end of the renewal term of intent not to renew the agreement.

Under each of their respective employment agreements, the NEOs are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee’s compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the NEO if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. The agreements also obligate the Company to pay certain severance benefits if there is a change of control of the Company as defined within the agreement. A NEO must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, in order to receive his or her benefits.

For purposes of the employment agreements, “Cause” includes (i) the NEO’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Employer or its reputation; (ii) the NEO’s willful and material failure to perform the duties of his employment (except in the case of a termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within five (5) days after receiving notice from the Board specifying such failure in detail; (iii) the NEO’s willful and material violation of the Company’s code of ethics or written harassment policies; (iv) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the NEO’s employment be terminated; (v) the NEO’s arrest or indictment for a felony or a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or (vi) the NEO’s intentional breach of a material term, condition, or covenant of the Agreement and the failure to correct such violation within five (5) days after receipt of written notice from the Board specifying such breach in detail.

We are generally required to pay non-change of control benefits under the employment agreements if the NEO terminates his or her employment for “Good Reason” within 90 days after we have taken specified actions and we have failed to correct the event within 30 days following the NEO’s notice of termination. These actions include (i) a material reduction in the NEO’s duties, responsibilities, or status with the Company; (ii) a reduction in the NEO’s base compensation or failure to include the NEO with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Company from time to time; (iii) a change in the primary location at which the NEO is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located on the effective date of the agreement; or (iv) the Company’s material breach of the agreement.

The non-change of control severance benefits payable under the employment agreements for Messrs. Knight and Clark provide for a severance benefit of 52 weeks. The non-change of control severance benefits for our CEO, Chief Financial Officer and Chief Operating Officer provide for a severance payment of 104 weeks. For purposes of this payment, the NEO’s weekly pay rate is the sum of his or her annual base salary then in effect and the NEO’s target bonus for the year the severance is paid divided by 52. Each of the employment agreements contain non-solicitation and non-compete provisions, which remain in effect for two years after termination of employment.

The employment agreements also provide for change of control severance benefits for each NEO. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the NEO’s employment for a reason other than “Cause” or the NEO’s disability. The Board believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the NEOs in relation to their professional careers with the Company by providing them some measure of financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the NEOs to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the NEOs after reviewing peer data and consulting with Pearl Meyer.

Under the employment agreements, we are obligated to make the change of control severance payment, if the NEO resigns for “Good Reason” within two years after a change of control after we have taken certain actions detrimental to the NEO. These actions include (i) assignment to the NEO of any duties materially inconsistent with his or her positions, duties, responsibilities, or status with the Company immediately before the change of control date; (ii) a substantial reduction in the Executive’s duties or responsibilities, or any removal of the NEO from, or any failure to re-elect the NEO to, any positions held by the NEO immediately before the change of control date; (iii) a reduction by the Company in the compensation or benefits of the NEO in effect immediately before the change of control date, or any failure to include the NEO, at a level equal to or better than any other senior executive of the Company, in any incentive, bonus, or benefit plan covering one or more senior executives of the Company; (iv) a reduction in the NEO’s total compensation opportunity; (v) a change in the primary location at which the NEO is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located immediately before the Change in Control date (disregarding any change in location in anticipation of the change of control); or (vi) the Company’s material breach of the Agreement.

The change of control severance payment required under the employment agreements is a single lump sum payment in an amount equal to the product of (i) three (3) times (for the CEO, Chief Financial Officer and Chief Operating Officer and two (2) times for our other NEOs) (ii) the sum of (A) the NEO’s annual base salary, at the greater of the rate in effect on the change of control date or the termination date, plus (B) the NEO’s target bonus for the year containing the change of control date, or, if greater, the calculated bonus percentage for the year preceding the change of control date, subject to certain limitations and reimbursement provisions contained in the employment agreement.

Following a Change in Control, all outstanding Company stock options, to the extent not previously vested and exercisable, shall become vested and exercisable upon the NEO’s termination of employment. Although the 2016 grants are calculated differently, the 2017 and 2018 grants of performance-based restricted stock will be paid to the NEOs who are also terminated after a Change in Control as if Targeted performance had been achieved. Service-based restricted stock awards will vest immediately upon an involuntary or good reason termination of a NEO following a change of control. Otherwise, they will vest according to their original terms and conditions.

Under Code Section 4999, a 20% excise tax is imposed on Change in Control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In general, the excess parachute payment threshold above which excise taxes are imposed is three times the base amount (which is the average W-2 compensation over five years). In January 2011, the employment agreements were amended as the Compensation Committee decided to eliminate tax gross ups and adopt a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will provide the executive the largest total after-tax benefit.

Potential Payments Upon Termination of Employment and Change in Control

The following tables provide information regarding potential payments upon termination of employment or a Change in Control for the NEOs. For purposes of the following tables, we have assumed that the Change in Control and/or termination occurred on December 31, 2018, and we have used the closing price of our stock on that date which was $15.40.

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs of the Company in the event of a termination of employment or a Change in Control of the Company. The amount of compensation payable to each NEO in each situation is listed in the following tables.

Robert G. Jones

Chairman and CEO

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement		Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death

Compensation:

Base Salary	$0		$1,450,000	$0	$0		$0		$0

Short-Term Incentive	$0		$1,812,500	$0	$0		$0		$0

Change in Control Severance	$0		$0	$0	$4,893,750	(2)	$0		$0

Long Term Incentive

Performance-Based Restricted Shares

2016-2018 (Performance Period)	$1,582,350	(1)	$0	$0	$1,582,350	(3)	$1,582,350	(4)	$1,054,900	(5)

2017-2019 (Performance Period)	$1,582,350	(1)	$0	$0	$1,054,900	(3)	$1,582,350	(4)	$1,054,900	(5)

2018-2020 (Performance Period)	$1,582,350	(1)	$0	$0	$1,054,900	(3)	$1,582,350	(4)	$1,054,900	(5)

Stock Options

Unvested & Accelerated	$0		$0	$0	$0		$0		$0

Service-Based Restricted Stock

Unvested Awards	$0		$0	$0	$0		$0		$0

Benefits and Perquisites:

Accrued Vacation Pay	$55,769		$55,769	$55,769	$55,769		$55,769		$55,769

Medical / Life & Outplacement	$0		$48,600	$0	$48,600		$0		$0

Total	$4,802,819		$3,366,869	$55,769	$8,690,269		$4,802,819		$3,220,469

(1) If Mr. Jones voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the performance period, and his 2016, 2017, and 2018 performance-based shares (including the forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using Mr. Jones’ 2018 target incentive amount.

(3) Performance-based restricted stock units granted in 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the change in control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). Performance-based restricted stock units granted in 2017 and 2018 are treated as fully earned at target level and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Mr. Jones terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2016, 2017 and 2018 performance-based units (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Jones dies while an employee, the period of restriction will lapse, and the 2016, 2017 and 2018 performance-based units will be treated as earned at the “target” level.

James C. Ryan, III

Senior Executive Vice President

Chief Financial Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death

Compensation:

Base Salary	$0	$825,000	$0	$0		$0		$0

Short-Term Incentive	$0	$536,250	$0	$0		$0		$0

Change in Control Severance	$0	$0	$0	$2,041,875	(1)	$0		$0

Long Term Incentive

Performance-Based Restricted Shares

2016-2018 (Performance Period)	$0	$0	$0	$346,500	(2)	$346,500	(3)	$231,000	(4)

2017-2019 (Performance Period)	$0	$0	$0	$231,000	(2)	$346,500	(3)	$231,000	(4)

2018-2020 (Performance Period)	$0	$0	$0	$288,750	(2)	$433,125	(3)	$288,750	(4)

Stock Options

Unvested & Accelerated	$0	$0	$0	$0		$0		$0

Service-Based Restricted Stock

Unvested Awards	$0	$0	$0	$173,265	(2)	$173,265	(3)	$173,265	(4)

Benefits and Perquisites:

Accrued Vacation Pay	$31,731	$31,731	$31,731	$31,731		$31,731		$31,731

Medical / Life & Outplacement	$0	$57,696	$0	$57,696		$0		$0

Total	$31,731	$1,450,677	$31,731	$3,170,817		$1,331,121		$955,746

(1) The Change in Control severance is calculated using Mr. Ryan’s 2018 target bonus percentage.

(2) Performance-based restricted stock units granted in 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the Change in Control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). Performance-based restricted stock units granted in 2017 and 2018 and all service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a Change in Control and subsequent termination of employment.

(3) If Mr. Ryan terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2016, 2017 and 2018 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

4) If Mr. Ryan dies while an employee, the period of restriction will lapse, and 2016, 2017 and 2018 performance-based restricted stock units will be treated as earned at the “target” level.

James A. Sandgren

President and Chief Operating Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death

Compensation:

Base Salary	$0	$960,000	$0	$0		$0		$0

Short-Term Incentive	$0	$624,000	$0	$0		$0		$0

Change in Control Severance	$0	$0	$0	$2,376,000	(1)	$0		$0

Long Term Incentive

Performance-Based Restricted Shares

2016-2018 (Performance Period)	$0	$0	$0	$346,500	(2)	$346,500	(3)	$231,000	(4)

2017-2019 (Performance Period)	$0	$0	$0	$231,000	(2)	$346,500	(3)	$231,000	(4)

2018-2020 (Performance Period)	$0	$0	$0	$288,750	(2)	$433,125	(3)	$288,750	(4)

Stock Options

Unvested & Accelerated	$0	$0	$0	$0		$0		$0

Service-Based Restricted Stock

Unvested Awards	$0	$0	$0	$173,265	(2)	$173,265	(3)	$173,265	(4)

Benefits and Perquisites:

Accrued Vacation Pay	$46,154	$46,154	$46,154	$46,154		$46,154		$46,154

Medical / Life & Outplacement	$0	$54,432	$0	$54,432		$0		$0

Total	$46,154	$1,684,586	$46,154	$3,516,101		$1,345,544		$970,169

(1) The Change in Control severance is calculated using Mr. Sandgren’s 2018 target bonus percentage.

(2) Performance-based restricted stock units granted in 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the change in control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). Performance-based restricted stock units granted in 2017 and 2018 and all service-based restricted stock units are treated as fully earned at target level and the period of restriction lapses upon a change in control and subsequent termination of employment.

(3) If Mr. Sandgren terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2016, 2017 and 2018 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(4) If Mr. Sandgren dies while an employee, the period of restriction will lapse, and the 2016, 2017 and 2018 performance-based restricted stock units will be treated as earned at the “target” level.

Jeffrey L. Knight

Executive Vice President

Chief Legal Counsel

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement		Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death

Compensation:

Base Salary	$0		$354,500	$0	$0		$0		$0

Short-Term Incentive	$0		$177,250	$0	$0		$0		$0

Change in Control Severance	$0		$0	$0	$1,063,500	(2)	$0		$0

Long Term Incentive

Performance-Based Restricted Shares

2016-2018 (Performance Period)	$225,225	(1)	$0	$0	$225,225	(3)	$225,225	(4)	$150,150	(5)

2017-2019 (Performance Period)	$225,225	(1)	$0	$0	$150,150	(3)	$225,225	(4)	$150,150	(5)

2018-2020 (Performance Period)	$225,225	(1)	$0	$0	$150,150	(3)	$225,225	(4)	$150,150	(5)

Stock Options

Unvested & Accelerated	$0		$0	$0	$0		$0		$0

Service-Based Restricted Stock

Unvested Awards	$100,115	(1)	$0	$0	$100,115	(3)	$100,115	(4)	$100,115	(5)

Benefits and Perquisites:

Accrued Vacation Pay	$34,087		$34,087	$34,087	$34,087		$34,087		$34,087

Medical / Life & Outplacement	$0		$34,645	$0	$54,290		$0		$0

Total	$809,877		$600,482	$34,087	$1,777,517		$809,877		$584,652

(1) If Mr. Knight voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the service and performance period, and his 2016, 2017 and 2018 performance-based shares (including the forfeiture of some or all shares) and his unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using Mr. Knight’s 2018 target incentive amount.

(3) Performance-based restricted stock units granted in 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the change in control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). Performance-based restricted stock units granted in 2017 and 2018 and all service-based restricted stock units are treated as fully earned at target level and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Mr. Knight terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2016, 2017 and 2018 performance-based units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Knight dies while an employee, the period of restriction will lapse, and 2016, 2017 and 2018 performance-based units will be treated as earned at the “target” level.

Todd C. Clark

Executive Vice President

Chief Information/Strategic Innovation Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death

Compensation:

Base Salary	$0	$355,000	$0	$0		$0		$0

Short-Term Incentive	$0	$177,500	$0	$0		$0		$0

Change in Control Severance	$0	$0	$0	$1,065,000	(1)	$0		$0

Long Term Incentive

Performance-Based Restricted Shares

2016-2018 (Performance Period)	$0	$0	$0	$147,263	(2)	$147,263	(3)	$98,175	(4)

2017-2019 (Performance Period)	$0	$0	$0	$98,175	(2)	$147,263	(3)	$98,175	(4)

2018-2020 (Performance Period)	$0	$0	$0	$127,050	(2)	$190,575	(3)	$127,050	(4)

Stock Options

Unvested & Accelerated	$0	$0	$0	$0		$0		$0

Service-Based Restricted Stock

Unvested Awards	$0	$0	$0	$75,090	(2)	$75,090	(3)	$75,090	(4)

Benefits and Perquisites:

Accrued Vacation Pay	$27,308	$27,308	$27,308	$27,308		$27,308		$27,308

Medical / Life & Outplacement	$0	$36,890	$0	$58,780		$0		$0

Reduction for 280G				-$248,285	(5)

Total	$27,308	$596,698	$27,308	$1,350,381		$587,499		$425,798

(1) The Change in Control severance is calculated using Mr. Clark’s 2018 target incentive.

(2) Performance-based restricted stock units granted in 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the change in control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). Performance-based restricted stock units granted in 2017 and 2018 and all service-based restricted stock units are treated as fully earned at target level and the period of restriction lapses upon a change in control and subsequent termination of employment.

(3) If Mr. Clark terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2016, 2017 and 2018 performance-based shares (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(4) If Mr. Clark dies while an employee, the period of restriction will lapse, and the 2016, 2017 and 2018 performance-based shares will be treated as earned at the “target” level.

(5) Under Code Section 4999, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In order to provide Mr. Clark with the “best after tax” benefit in accordance with his Severance and Change In Control agreement, his payment would be reduced to the safe harbor amount which is three times his base amount less $1.

Item 2: Approval of the amended and restated

Old National Bancorp Employee Stock Purchase Plan

The second item to be acted upon at the Annual Meeting is the approval of the amended and restated Old National Bancorp Employee Stock Purchase Plan (the “Plan”), initially adopted by the shareholders on January 22, 2009 and was amended and restated in its entirety on October 1, 2011. The Board’s adoption of the Plan is subject to approval by the shareholders at the Annual Meeting.

The Board of Directors extended the termination date of the Plan in order to extend indefinitely the period of time during which “purchase rights” may be awarded with respect to the shares available for issuance under the Plan. The extension of the Plan’s term is intended to permit future grants of purchase rights to existing and new employees of participating companies at levels determined to be appropriate by the Compensation Committee of the Board of Directors. Stock purchase plans have for years been an important part of the Company’s overall compensation program. The Board of Directors believes that stock purchase plans serve to attract, retain and motivate employees, and to enhance their incentive to perform at the highest level and contribute significantly to the Company’s success.

The Plan previously had a ten-year term which was set to expire. The Plan has been amended to remove the term of the Plan to allow the Company to grant purchase rights until all of the common stock subject to the Plan have been issued, or the Board of Directors terminates the Plan. The amendment is being submitted for shareholder approval in order to enable the Company to continue to grant purchase rights which qualify for tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company has put the Plan in place to encourage and facilitate the purchase of shares of our common stock by our employees by offering our shares at a discount to the market price. The shares will be purchased by employees using accumulated payroll deductions. The acquisition of shares of our common stock by employees allows us to offer additional incentives to employees and to attract and retain key personnel for the continued achievement of our financial goals. This Plan is consistent with the Company’s overall compensation philosophy, which attempts to place equity in the hands of employees in an effort to further instill shareholder considerations and values in the actions of the employees.

The following summary of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set out in Appendix I to this Proxy Statement.

Eligibility and Participation

The right to purchase shares under the Plan, a “purchase right,” may be granted only to eligible employees. All employees of the Company (including officers), whose customary employment with the Company is more than 20 hours per week and the employee has been employed for 30 days immediately preceding the offering date, are eligible to participate in the Plan. An employee will not be eligible to purchase shares under the Plan unless the employee has been employed by the Company or a participating Subsidiary for such continuous period as the Board may require, but in no event will the required period of continuous employment be greater than two years. No employee will be eligible for the grant of any purchase rights under the Plan if, immediately after the purchase rights are granted, the employee owns stock possessing five percent or more of the total combined voting power or value of all classes of our stock. The Board may provide that employees who are highly compensated employees (within the meaning of Code Section 423(b)(4)(D) may not be eligible to participate in a particular offering of shares under the Plan.

No participant may purchase common stock with a fair market value in excess of $25,000 in any calendar year under the Plan. “Fair market value” means the closing sales price (or the closing bid, if no sales were reported) as reported on the Nasdaq (or the exchange or market on which our common stock is then traded) on the trading day prior to the date on which shares are to be purchased.

Common Shares Subject to the Plan

Subject to adjustment as described below, the maximum number of shares of the Company’s common stock that may be purchased under the Plan is 266,726.

The common stock to be sold under the Plan may, at the election of the Company, be either authorized but unissued shares or shares bought on the open market for purposes of the Plan. If any purchase right granted under the Plan terminates for any reason without having been exercised, the shares of common stock not purchased under the purchase right will again become available for issuance under the Plan.

In the event of any stock dividend, stock split, consolidation, reorganization, merger, spinoff or similar transaction or event having a similar effect to any of the foregoing, other than one in which the Company is not the surviving corporation, the number and kind of shares of our stock subject to the Plan, the maximum number of shares that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Compensation Committee. If the Company is a party to a corporate transaction in which the Company is not the surviving corporation, the Compensation Committee may take any other actions with respect to the Plan as it deems appropriate.

Administration

The Plan will be administered by the Compensation Committee or an individual or committee appointed by either the Board or the Compensation Committee (the “Administrator”). The Administrator will have the discretionary power to construe, administer and interpret the Plan and to resolve any ambiguities thereunder; to prescribe, amend and rescind administrative rules relating to the Plan; to set the provisions which will determine an employee’s ability to participate in the Plan and to take all other actions that are necessary or appropriate for administration of the Plan. The Administrator’s interpretations, rules and actions are final and binding.

Awards under the Plan

Participation in the Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Plan are not determinable and it is not possible at this time to determine or indicate the number, names or positions of employees who will be provided with the opportunity to participate in the Plan or the number of shares of common stock which may be purchased by any employee under the Plan.

Purchase Rights; Purchase Price

On each date selected by the Board, each eligible employee may be granted a purchase right to purchase shares of common stock with a value up to ten percent of the employee’s compensation during the period that begins on the offering date (or any later date as the Board determines for a particular offering) and ends on the date stated in the offering (the “Purchase Period”). A participant may not change his or her contributions during the Purchase Period. A participant’s payroll deduction authorization form will remain in effect for successive Purchase Periods unless terminated.

The Plan provides that the purchase price of shares of common stock acquired pursuant to purchase rights will be an amount not less than 95 percent of the fair market value of the shares of common stock on the applicable purchase date. The actual percentage will be determined by the Compensation Committee. The purchase price in the initial offering under the Plan will be 95 percent of the fair market value and will remain at 95 percent of the fair market value until changed by the Administrator.

The number of shares of common stock a participant purchases on each purchase date is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation since the prior purchase date by the purchase price.

Exercise of Purchase Rights; Payment for Shares

The Board or the Compensation Committee will establish one or more purchase dates during an offering as of which purchase rights granted pursuant to the Plan may be exercised and purchases of shares of common stock may be carried out. In connection with each offering made under the Plan, the Board or the Compensation Committee may specify:

•	a maximum number of shares of common stock that may be purchased by any participant on any purchase date during the offering;

•	a maximum aggregate number of shares of common stock that may be purchased by all participants pursuant to the offering; and

•	a maximum aggregate number of shares of common stock that may be purchased by all participants on any purchase date under the offering (when an offering contains more than one purchase date).

If the aggregate purchase of shares of common stock issuable upon exercise of purchase rights granted under the offering exceed the maximum aggregate number, then, in the absence of any Board or Compensation Committee action, a pro rata allocation of the shares of common stock available will be made in as nearly a uniform manner as practicable and equitable.

Delivery of Shares to Custodian; Withdrawal of Shares; Dividends

As soon as practicable after each purchase date, the Administrator will credit to the account of the custodian selected by the Administrator one or more certificates representing (or will otherwise cause to be delivered to the account of the custodian) the aggregate number of whole shares of common stock with respect to which purchase rights were exercised on the purchase date. The Administrator may require that shares be retained with the custodian, or other designated broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of the shares.

The custodian will also automatically reinvest cash dividends received on the common stock held by the custodian in additional shares of common stock and will facilitate the participant’s voting rights attributable to shares held in a participant’s account. Participants may direct the custodian, subject to applicable securities laws, to deliver to the participant all or part of the shares held by the custodian in his or her account or to sell the shares and deliver to the participant the proceeds therefrom, less applicable expenses.

Termination of Employment

Termination of a participant’s employment for any reason, including disability or death, or the failure of the participant to remain continuously employed by the Company for at least 20 hours per week, will terminate his or her participation in the Plan immediately. In this event, the Administrator will grant Purchase Rights to the Participant. The Participant will automatically exercise such Purchase Rights in the Participant’s Account upon termination of employment or change in status. A transfer from one Participating Company to another will not be treated as a termination of employment.

Amendment and Termination of the Plan

The Board has the authority to amend or terminate the Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Plan. Unless sooner terminated, the Plan will terminate at the time that all of the shares of common stock reserved for issuance under the Plan, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No purchase rights may be granted under the Plan after the Plan is terminated.

Upon termination of the Plan, the Administrator will terminate payroll deductions and, unless the participant elects to abandon his or her shares, will issue and deliver to each participant certificates for the number of shares of common stock paid for in full. A participant may elect, upon termination of the Plan, to abandon all or any number of the shares of common stock then purchasable by the participant and not yet issued. The Administrator will refund to the participant any amount in the Plan account contributed by the participant that exceeds the amount necessary to purchase the number of shares of common stock the participant elects to purchase and not abandon. If the participant retains no right to purchase shares of common stock, the Administrator will refund to the participant any amount in the Plan account contributed by the participant. Any contributions remaining in the Plan account will be refunded to the participants making the contributions as soon as administratively practicable after termination of the Plan.

The Board may not amend the Plan without approval of the shareholders within 12 months of the adoption of the amendment if the amendment would (a) increase the number of shares that may be issued under the Plan (other than due to a change in capitalization), (b) change the designation of the corporation whose employees may be eligible for participation in the Plan, (c) require the approval of the shareholders under any law, rule or regulation to which the Company is then subject, or (d) be required for the Plan to satisfy the requirements of Code Section 423 or other applicable laws or regulations.

Federal Income Tax Consequences

The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Code Section 423. Under these provisions, no income will be taxable to the participant until the shares purchased under the Plan are sold or otherwise disposed of.

Upon a sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the exercise date (the date the stock was transferred to the participant), then the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of the sale or disposition over the exercise price, or (b) the excess of the fair market value of the shares at the time the purchase right was granted over the exercise price. Any additional gain or loss will be treated as long-term capital gain or loss. If the shares are sold or otherwise disposed of in a disqualifying disposition (i.e., disposition of the shares before the expiration of the above holding period), the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on the sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

In general, the Company is not entitled to a deduction for amounts taxed to a participant. However, if a participant makes a disqualifying disposition (i.e., disposes of the shares prior to expiration of the holding period described above), the Company will be entitled to a deduction equal to the amount the participant must include in income. A person holding common stock acquired under the Plan who disposes of shares prior to the expiration of the holding periods must notify the Company of the disposition in writing.

The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state in which the participant may reside.

Rights Not Transferable

The rights or interests of any participant in the Plan, or in any common stock or cash to which he or she may be entitled under the Plan, are not transferable by voluntary or involuntary assignment or by operation of law, or by any other manner other than as permitted by the Code or by will or the laws of descent and distribution. Only the participant to whom a purchase right is granted may exercise a purchase right. If a participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the

Plan, other than as permitted by the Code or by will or the laws of descent and distribution, the act will be treated as an automatic withdrawal from the Plan. No right or interest of a participant in any purchase right will be liable for, or subject to, any lien, obligation, garnishment or liability of the participant.

Restriction on Sale of Stock

A participant will be prohibited from selling any common stock acquired under the terms of the Plan until the expiration of the period commencing on each purchase date and ending two years later. Notwithstanding the foregoing, the sale restriction will lapse upon the earlier of the death, disability, employment separation or retirement of the participant. A participant will be considered disabled if he or she has been determined to be disabled under (a) the Federal Social Security Act, or (b) the terms of the Company’s long-term disability plan. A participant will be considered retired if he or she has ceased employment on or after attaining age 65.

Our Board unanimously recommends a vote “FOR” the proposal contained in Item 2 to approve and adopt the amended and restated Old National Bancorp Employee Stock Purchase Plan.

Item 3: Approval of a Non-Binding Advisory Proposal

on Executive Compensation

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of the NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders advise that they approve the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the “Compensation Discussion and Analysis” section and the compensation tables and any related material in the “Compensation of NEOs” section of this Proxy Statement for its 2019 Annual Meeting).

In response to the voting results for the frequency of the “say-on-pay” vote at the 2016 Annual Meeting, we are providing shareholders with the opportunity to annually provide a “say-on-pay” advisory vote.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.

We believe that our CEO and executive management have successfully managed the Company in a competitive and ever changing economic and banking environment. We have been committed to achieving a high level of return to our shareholders and have executed multiple strategic mergers and other acquisitions in the past several years placing the Company in higher growth markets that have provided and will provide opportunities to enhance shareholder value. In 2018, the Company delivered record operating results. Financial highlights for 2018 include:

•	EPS $1.22

•	Net Income $190.8 million

•	ROE 8.42%

•	ROA 1.07%

•	Efficiency Ratio 67.74%

•	Net Charge-Off (Recovery) Ratio 0.02%

•	Provision Expense $7.0 million

•	Organic Loan Growth $138.6 million (1.2% growth)

•	Commercial and Commercial Real Estate Loan Growth of 4%

Our Board of Directors recommends a vote FOR this resolution because it believes the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial performance, aligning our executives’ long-term interests with those of the shareholders and also motivating the executives to remain with the Company for long and productive careers.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of our NEOs in the section captioned “Compensation Discussion and Analysis” beginning on page 32.

Our Board unanimously recommends a vote “FOR” approval of the advisory vote on Executive Compensation.

Item 4: Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Board proposes the ratification by the shareholders at the Annual Meeting of the Audit Committee’s appointment of Crowe LLP, Louisville, Kentucky, as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2019. Although ratification by the shareholders of the Company’s independent registered public accounting firm is not required, the Company deems it desirable to continue its established practice of submitting such selection to the shareholders. In the event the appointment of Crowe LLP is not ratified by the shareholders, the Audit Committee of the Board will consider appointment of other independent registered public accounting firms for the fiscal year ending December 31, 2019. A representative of Crowe LLP will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any questions that shareholders may have.

Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of

Crowe LLP as our independent registered public accounting firm for the fiscal year ending

December 31, 2019.

Independent Public Accountants’ Fees

The following table sets forth the aggregate fees for audit services rendered by Crowe LLP in connection with the consolidated financial statements and reports for fiscal year 2018 and 2017 and for other services rendered during fiscal year 2018 and 2017 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services. The aggregate fees included in Audit are fees billed or expected to be billed for the fiscal years for the audit of the registrant’s annual financial statements and internal controls and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed for services rendered during the fiscal years.

	Fiscal 2018	Fiscal 2017

Audit Fees	$1,555,600	$1,446,300

Audit Related Fees	18,000	20,000

Tax Fees	0	0

All Other Fees	0	0

	$1,573,600	$1,466,300

Audit Fees:

Consists of fees billed for professional services rendered for (i) the audit of Old National’s consolidated financial statements and the integrated audit of internal control, (ii) the review of the interim consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide. These services included fees for the audit of the financial statements of Indiana Old National Insurance Company in 2018 and 2017, HUD audits for 2018 and 2017, consents on registration statements in 2018 and 2017, and consulting on new financial accounting and reporting standards in 2018.

Audit-Related Fees:

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under ‘‘Audit Fees.’’ These services may include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. These fees for 2018 and 2017 represent student loan audit fees.

Tax Fees:

Consists of fees billed for tax compliance/preparation and other tax services. Tax compliance/ preparation may consist of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services may consist of fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation.

All Other Fees:

Consists of fees for all other services provided other than those reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountants

All the fees and services described above under “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent public accountants. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent public accountant is required to provide detailed supporting documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Report of the Audit Committee

This Audit Committee report is provided to inform shareholders of the Audit Committee oversight with respect to the Company’s financial reporting. The Audit Committee operates under a written Audit Committee Charter which meets the requirements of the SEC and the NASDAQ.

Independence of Audit Committee Members

The Audit Committee is comprised of five members of the Board of the Company. All the members of the Audit Committee are independent from management and the Company (as independence is currently defined in the NASDAQ listing requirements).

Scope of Responsibilities

The Audit Committee’s responsibilities are primarily derived from its role in the general oversight of the financial reporting process. That role includes the creation and maintenance of a strong internal control environment and a process of assessing the risk of fraud in the reporting process. The committee’s responsibilities include the authority and the responsibility of selecting, evaluating and, where appropriate, replacing the independent accountants; reviewing the scope, conduct and results of audits performed; making inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems; considering whether the provision by the independent accountants of services for the Company, in addition to the annual audit examination, is compatible with maintaining the independent accountants’ independence; reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company’s internal audit department; pre-approving all auditing services and permissible non-audit services provided to the Company by the independent accountants; reviewing any significant disagreements between management and the independent accountants in connection with the preparation of the financial statements; and discussing the quality and adequacy of the Company’s internal controls with management, the internal auditors and the independent accountants.

While the primary responsibility for compliance activities is with the Enterprise Risk Committee, the Audit Committee has responsibility for the monitoring of the Company’s compliance with banking laws and regulations.

2018 Work of the Audit Committee

The Audit Committee engaged Crowe LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2018. The selection of Crowe LLP was ratified by the shareholders of the Company at the 2018 Annual Meeting.

In fulfilling its oversight responsibilities in 2018, the Audit Committee continued to closely monitor the financial reporting and accounting practices of the Company, including the establishment of an appropriate level of loan loss reserve. The Audit Committee also requires periodic updates from management with respect to other critical accounting areas, including but not limited to, derivative financial instruments, goodwill and income taxes.

The Company has been actively engaged in mergers and acquisitions during the last several years, including the May 1, 2016 closing of its largest acquisition to date, Anchor BanCorp Wisconsin, Inc., the November 1, 2017 closing of the acquisition of Anchor Bancorp, Inc., a Minnesota-based company, and the November 1, 2018 closing of the acquisition of Klein Financial, Inc., also a Minnesota-based company. The committee monitors the accounting for, and the reporting of, acquisitions at closing (“day one”) and subsequent to closing (“day two”).

During the year, the Audit Committee continued to monitor the Company’s compliance with the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has also been engaged in monitoring the Company’s progress with respect to several major accounting and financial reporting revisions promulgated by regulatory bodies, including the areas of Revenue Recognition and Recognition and Measurement of Financial Instruments. Measurement, Leases, Credit Losses and Hedge Accounting as well as the impact of federal income tax law changes passed by Congress in December 2017.

The Audit Committee, in its designated role of monitoring the Company’s compliance with banking laws and regulations, met regularly with the Company’s Chief Risk Officer and other management personnel to review the Company’s compliance with banking laws and regulations and receive updates regarding regulatory matters. In addition, the Chairman of the Audit Committee is a member of the Company’s Enterprise Risk Committee, which has primary oversight of the credit administration and compliance activities of the Company. Participation by Audit Committee members on the Enterprise Risk Committee also enhances the Audit Committee’s ability to monitor the Company’s exposure to business risk, including the risk of fraud. In addition, several members of the Audit Committee are members of the Board’s Funds Management and Finance and Corporate Development Committees. Membership on those committees provides the Audit Committee with valuable insight into (a) the Company’s mitigation initiatives with respect to interest rate risk, liquidity risk, capital risk, use of financial derivatives and other risk exposures and (b) developments in the areas of budgeting, financial performance and mergers and acquisitions.

As the committee responsible for overseeing the Company’s Ethics Program, the Audit Committee received regular reports from the Company’s Chief Audit and Ethics Officer regarding the Company’s ethics programs, activities, and associate communications. Throughout the year, the Audit Committee was involved in monitoring the Ethicspoint® reporting system which was acquired and implemented in 2003 to assist the Audit Committee in administering the anonymous complaint procedures outlined in the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 required that the Audit Committee establish procedures for the confidential submission of employee concerns regarding questionable accounting, internal controls or auditing matters. The Audit Committee will continue to ensure that the Company is in compliance with all applicable rules and regulations with respect to the submission to the Audit Committee of anonymous complaints from employees of the Company.

Review with Management and Independent Accountants

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 and the footnotes thereto, with management and the independent accountants, Crowe LLP. The Audit Committee also received from management drafts of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

The Audit Committee periodically reviewed with the independent accountants their assessment of the progress being made by the Company and by the independent accountants in achieving the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee reviewed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audit activities. The Audit Committee also met with its internal auditors and the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of internal controls. Additionally, the Audit Committee reviewed and discussed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee pursuant to the PCAOB’s Auditing Standard 1301.

The Audit Committee discussed with Crowe LLP their independence from management and the Company and received the written disclosures and the letter from Crowe LLP required by PCAOB Rule 3526. As disclosed on page 71 under “Independent Accountant Fees,” after thorough review and finding no conflict of interest or any potential impact on independence, the Audit Committee approved non-audit related services performed by Crowe LLP in 2018.

Audit Committee Financial Expert

The Board determined that Andrew E. Goebel and Ryan C. Kitchell each qualify as an “Audit Committee Financial Expert” as defined by the SEC. A description of Mr. Goebel’s and Mr. Kitchell’s relevant experience can be found in their biographies on page 18 and on page 20, respectively. Each member of the Audit Committee is an “independent director” as that term is defined in the NASDAQ listing standards.

Appointment of Crowe LLP

The Audit Committee has appointed Crowe LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2019.

Annual Committee Review of Charter and Performance Evaluation

As required by the Audit Committee’s Charter, in early 2019 the Audit Committee reviewed the Charter for possible revisions. Also, as required by the Audit Committee’s Charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed with the Audit Committee members and shared with the Governance Committee.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

Submitted by,

Members of the Audit Committee

Andrew E. Goebel, Chairman

Jerome F. Henry, Jr.

Ryan C. Kitchell

Phelps L. Lambert

Kelly N. Stanley

Transactions with Management and Others

The executive officers and Directors of the Company are at present, as in the past, customers of one or more of the Company’s subsidiaries and have had and expect in the future to have similar transactions with the subsidiaries in the ordinary course of business. In addition, some of the executive officers and Directors of the Company are at present, as in the past, officers, Directors or principal shareholders of corporations which are customers of these subsidiaries and which have had and expect to have transactions with the subsidiaries in the ordinary course of business. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the By-Laws and the Code of Business Conduct and Ethics of the Company.

The provisions of the By-Laws apply to contracts or transactions between the Company and

•	any one or more of its Directors, members or employees,

•	any firm of which one or more of its Directors are members or employees or in which they are interested, or

•	any corporation or association of which one or more of its Directors are stockholders, members, Directors, officers, or employees or in which they are interested.

Contracts or transactions between the Company and the persons described above are valid for all purposes, if the fact of such interest is disclosed to the Board and the Board authorizes, approves and ratifies such contract or transaction by a vote of a majority of the Directors present at the meeting at which the contract or transaction is considered. In the case where a Director has an interest in the transaction or contract, the Director is permitted to attend the meeting of the Board at which the transaction is considered and may be counted for purposes of determining if a quorum is present. The vote of the interested Director, may not, however, be counted for purposes of determining whether the transaction is approved by a majority of the Directors present.

Except in the case where such transactions are specifically approved by the Board, the Company’s Code of Business Conduct and Ethics prohibits transactions with related persons which result in a conflict of interest. For this purpose, “related persons” include the Directors, executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock. Such transactions may be approved by the Board upon a determination that the transactions are in the best interests of the Company.

The Company has made, and expects to make in the future through its bank subsidiary, loans in the ordinary course of business to Directors and officers of the Company, members of their immediate families and corporations and other entities in which they may have a controlling interest. The loans to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with person not related to the Company or Old National Bank, and the loans did not involve more than normal risk of collectability or present other unfavorable features.

Shareholder Proposals and Director Nominations

for the 2019 Annual Meeting

Proposals submitted by shareholders under Rule 14a-8 of the Securities Exchange Act of 1934 to be presented at the 2020 Annual Meeting must be received by the Company at its principal executive office no later than November 22, 2019, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals should be sent to the attention of the Corporate Secretary of the Company at P.O. Box 718, Evansville, Indiana 47705-0718. If notice of any other shareholder proposal intended to be presented at the 2019 Annual Meeting is not received by the Company on or before February 5, 2020, the proxy solicited by the Board of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

All nominations of persons to serve as Directors of the Company must be made in accordance with the requirements contained in the Company’s By-Laws. See the description of the nomination procedures beginning on page 7.

Annual Report

Upon written request, the Company will provide without charge to each shareholder who does not otherwise receive a copy of the Company’s annual report to shareholders a copy of the Company’s annual report on Form 10-K which is required to be filed with the SEC for the year ended December 31, 2018. Address all requests to:

Michael W. Woods, Senior Vice President & Controller

Old National Bancorp

P. O. Box 718

Evansville, Indiana 47705-0718

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who beneficially own more than 10% of the Company common stock to file with the SEC reports showing ownership of and changes of ownership in shares of the Company’s common stock and other equity securities. On the basis of reports and representations submitted by the Company’s Directors, executive officers, and greater-than-10% owners, the Company believes that all required Section 16(a) filings for fiscal year 2018 were timely made except for the following: One late report on Form 4 filed on November 26, 2018, reporting one transaction for Ryan C. Kitchell, one late report on Form 4 filed on November 26, 2018, reporting one transaction for Thomas E. Salmon, and one late report on Form 4 filed on November 26, 2018, reporting one transaction for Linda E. White.

Other Matters

The Board of the Company does not know of any matters for action by shareholders at the 2019 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting. However, the enclosed proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, sign and return their proxies in order that a quorum for the Annual Meeting may be assured.    You may also vote your proxy by Internet. If you do not vote your proxy by Internet, then it may be mailed in the enclosed envelope, to which no postage need be affixed.

Appendix I

OLD NATIONAL BANCORP

EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective as of January 1, 2019)

Krieg DeVault LLP

One Indiana Square, Ste. 2800

Indianapolis, IN 46204-2079

www.kriegdevault.com

ADOPTION OF

OLD NATIONAL BANCORP

EMPLOYEE STOCK PURCHASE PLAN

Pursuant to resolutions adopted by the Board of Directors of Old National Bancorp (the “Company”) on             , 2019, the undersigned officers of the Company hereby execute the Old National Bancorp Employee Stock Purchase Plan (amended and restated effective as of January 1, 2019) on behalf of the Company, in the form attached hereto. Dated this              day of                      , 2019.

OLD NATIONAL BANCORP

By:

Jeffrey L. Knight, Corporate Secretary

ATTEST:

By:

Its:

i

ii

OLD NATIONAL BANCORP

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

INTRODUCTION

Section 1.01    Purpose. The Old National Bancorp Employee Stock Purchase Plan (the “Plan”) is established and maintained by Old National Bancorp. The purpose of the Plan is to encourage and facilitate the purchase of shares of Common Stock by Eligible Employees. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Code Section 423. The provisions of the Plan will be construed in a manner consistent with the requirements of Code Section 423.

Section 1.02    Term. The term of the Plan will commence on the Effective Date and will continue indefinitely, unless terminated earlier pursuant to this Plan.

Section 1.03    Administration. The Administrator has the discretionary power to construe, administer and interpret the Plan and to resolve any ambiguities thereunder; to prescribe, amend and rescind administrative rules relating to the Plan; to set the eligibility provisions for participation in the Plan; and to take all other actions that are necessary or appropriate for administration of the Plan. The Administrator’s interpretations, rules and actions are final and binding upon all concerned and, in the event of judicial review, are entitled to the maximum deference allowable by law. The Administrator will not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan.

Section 1.04    Authorized Shares. Subject to adjustment as provided in Article VII, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 266,726 shares. The Common Stock to be sold under the Plan may, at the election of the Company, be authorized but unissued shares or treasury shares, including shares bought on the open market or otherwise, for purposes of the Plan. If any Purchase Right terminates without having been exercised, the shares of Common Stock not purchased under the Purchase Right will again become available for issuance under the Plan.

Section 1.05    Definitions. The following words and phrases will have the following meanings when used in the Plan, unless a different meaning is plainly required by the context. All other defined terms in this Plan will have the meanings specified in the various Articles and Sections of the Plan in which they appear.

(a)	“Account” means the bookkeeping account established by the Administrator for each Participant to which the Participant’s Contributions are credited.

(b)	“Administrator” means the Committee or other individual(s) appointed by the Board or the Committee from time to time to administer the Plan.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Talent Development and Compensation Committee of the Board.

(f)	“Common Stock” means the common stock of the Company.

(g)	“Company” means Old National Bancorp, an Indiana corporation.

(h)

“Compensation” means the Participant’s wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with a Participating Company to the extent that the amounts are includible in gross income, including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, and compensation deferrals and catch-up contributions made on his behalf to the Old National Bancorp Employee Stock Ownership and Savings Plan that would have been reported as taxable income but for his compensation deferral or catch-up contribution election, and the amount that was not reported as taxable income as a result of an election made by the Participant under a Code Section 125 plan or by reason of Code Section 132(f). Compensation does not include:

(i)

contributions made by the Participating Company to a qualified plan to the extent that, before application of Code Section 415 to that plan, the contributions are not includible in the gross income of the Participant for the year in which contributed;

(ii)	Participating Company contributions on behalf of an employee to a simplified pension plan;

(iii)

any distribution from a plan of deferred compensation, except that any amounts received by a Participant pursuant to an unfunded non-qualified plan may be included in the year that the amounts are included in gross income;

(iv)	amounts realized from the exercise of a non-qualified stock option or from stock or property that is currently taxable under Code Section 83;

(v)	amounts realized from the sale, exchange, or other disposition of stock acquired through the exercise of a qualified or incentive stock option;

(vi)

other amounts that receive special tax benefits, such as premiums for group term life insurance to the extent not included in gross income, or contributions made by the Participating Company toward the purchase of an annuity contract described in Code Section 403(b);

(vii)	medical benefits that are includible in gross income;

(viii)	moving expenses paid or reimbursed by the Participating Company if not deductible;

(ix)	non-qualified stock options which are includible in gross income in the year granted; and

(x)	fringe benefits (cash and non-cash), reimbursements or other expense allowances, moving expenses, deferred compensation and welfare benefits.

(i)

“Contributions” means the Participant’s payroll deductions used to fund the exercise of a Purchase Right. Contributions will be withheld from the first two payrolls of each month of an Offering Period.

(j)	“Corporate Transaction” means any stock dividend, stock split, consolidation, reorganization, merger, spinoff or similar transaction or event having an effect similar to any of the foregoing.

(k)

“Effective Date” means January 1, 2019, the date as of which the plan was effectively amended and restated; provided, however, no Purchase Rights will be exercised until the Plan has been approved by the Company’s shareholders within 12 months before or after the date the Plan is adopted by the Board.

(l)

“Eligible Employee” means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering, provided that the Employee also meets the requirements for eligibility to participate as set forth in Article II.

(m)	“Employee” means any person who is employed by a Participating Company for purposes of Code Section 423(b)(4).

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)

“Fair Market Value” means the per share closing price for shares of Common Stock on such date, as reported by the principal exchange or market over which the shares of Common Stock are then listed or regularly traded. If shares of Common Stock are not traded over the applicable exchange or market on the date as of which the determination of Fair Market Value is made, the determination of Fair Market Value will be made in accordance with Treasury Regulation 20.2031-2.

(p)	“Offering” means the grant to Eligible Employees of Purchase Rights to purchase shares of Common Stock under the Plan.

(q)	“Offering Date” means a date selected by the Talent Development and Compensation Committee of the Board for an Offering to commence.

(r)	“Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Article II.

(s)	“Participating Company” or “Participating Companies” means the Company and each Subsidiary designated by the Committee.

(t)	“Plan” means the Old National Bancorp Employee Stock Purchase Plan.

(u)

“Purchase Date” means one or more dates during an Offering established by the Talent Development and Compensation Committee of the Board on which Purchase Rights may be exercised and as of which purchases of shares of Common Stock will be carried out in accordance with the Offering.

(v)	“Purchase Period” means a specified period of time which will commence on each Offering Date and cannot exceed 27 months, during which Offering rights will be granted.

(w)	“Purchase Right” means the grant of an option to purchase shares of Common Stock under the Plan.

(x)

“Retirement” means the date the Participant has attained at least age 55 and been credited with at least 5 consecutive years of Service immediately preceding the Participant’s termination of employment. For purposes of this subsection, “Service” means the Participant’s employment with the Company or a Subsidiary calculated from the most recent service date shown in the Company’s personnel records.

(y)	“Subsidiary” means, with respect to the Company, a subsidiary corporation as defined in Code Section 424(f).

(z)

“Total and Permanent Disability” means (i) a disability as determined for purposes of the Federal Social Security Act which qualifies the Participant for permanent disability insurance payments in accordance with that act, or (ii) a disability as defined under the Company’s long-term disability plan. A partial disability will not disqualify a Participant even if the disabled Participant receives disability benefits under the Social Security Act for the same period.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.01    Eligible Employees.

(a)

Except as provided in Subsection (b) below, Purchase Rights may be granted only to Eligible Employees of Participating Companies. Except as provided in Subsection (b) below, an Employee will not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, the Employee has been in the employ of a Participating Company for such continuous period preceding the Offering Date as the Committee may require, but in no event will the required period of continuous employment be greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee’s customary employment with a Participating Company is “Part-time Level II” or higher and the Employee has been employed for 30 days immediately preceding the Offering Date. The Committee may also provide in an Offering that Employees who are highly compensated employees within the meaning of Code Section 423(b)(4)(D) are not eligible to participate.

(b)

If a Participant’s employment with a Participating Company terminates for any reason, including death, or the Participant ceases to be an Eligible Employee, then his or her participation in the Plan will automatically terminate without any act on his or her part as of the date of termination of employment or change in status. In this event, the Administrator will grant Purchase Rights to the Participant. The Participant will automatically exercise such Purchase Rights in the Participant’s Account upon termination of employment or change in status. A transfer from one Participating Company to another will not be treated as a termination of employment.

Section 2.02    Limitations on Participation. Notwithstanding Section 2.01, no Employee will be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, the Employee owns five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this subsection, Code Section 424(d) will apply in determining the stock ownership of an Employee. Stock that the Employee may purchase under this Plan and any other plan will be treated as stock owned by the Employee.

ARTICLE III

GRANT OF PURCHASE RIGHTS/CONTRIBUTIONS

Section 3.01    Purchase Rights. On each Offering Date each Eligible Employee, pursuant to an Offering, will be granted a Purchase Right to purchase up to a number of shares of Common Stock, purchasable either with a percentage of Compensation or with a designated dollar amount, as designated by the Committee.

Section 3.02    Limitation on Purchase Rights.

(a)

Notwithstanding any other provision in this Plan to the contrary, no Participant may purchase shares of Common Stock under the Plan and all other employee stock purchase plans of the Company or any Subsidiary with a Fair Market Value in excess of $25,000 per calendar year. For purposes of this subsection, Fair Market Value of the Common Stock will be determined at the time the Purchase Right is granted. Employee stock purchase plans not described in Code Section 423 will be disregarded. If a Participant is precluded by this subsection from purchasing additional shares of Common Stock under the Plan, then his or her Contributions will automatically be discontinued.

(b)

In the event that Participants elect to purchase more shares than are available under Section 1.04, the maximum number of shares of Common Stock that any Participant will be permitted to purchase will be reduced until the total number of shares that all Participants, in the aggregate, have elected to purchase equals the number of shares available under Section 1.04. This reduction will be made proportionately based upon the number of shares of Common Stock elected by each Participant.

(c)

The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be an amount not less than 95 percent of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date. The actual percentage will be determined by the Committee and set forth in the Offering.

Section 3.03    Contributions.

(a)

Subject to Section 3.01 and Section 3.02, each Eligible Employee will designate the percentage or the fixed dollar amount of his or her Compensation, as permitted in the Offering, which he or she elects to have withheld for the purchase of Common Stock by completing and filing a payroll deduction authorization election in the manner prescribed by the Administrator. A Participant may begin making Contributions after the beginning of the Offering to the extent permitted in the Offering. Each Participant’s Contributions will be recorded in his or her Account. Participants’ Accounts will not be credited with interest. All funds recorded in the Accounts will be segregated from the Participating Company’s general assets.

(b)	A Participant may not change his or her Contributions during the Purchase Period.

(c)

Notwithstanding anything in this Article to the contrary, to the extent necessary to comply with Section 2.02 and subsection 3.02(a), a Participant’s Contributions may be decreased to zero percent at any time during a Purchase Period. If a Participant decreases his or her Contributions to zero, the Participant must complete a new payroll deduction authorization election to recommencing participation in the Plan at the next Offering Period.

ARTICLE IV

EXERCISE OF PURCHASE RIGHTS

Section 4.01    Purchase Dates. The Board or Committee, whichever is applicable, will establish one or more Purchase Dates during an Offering as of which Purchase Rights granted pursuant to that Offering may be exercised. Purchases of shares of Common Stock will be carried out in accordance with that Offering. The Company will purchase shares of Common Stock on behalf of each Participant pursuant to Article V as soon as administratively practicable after each Purchase Date. Any contributions not applied to the purchase of Common Stock will be refunded to the Participant.

Section 4.02    Limitations on Purchases. In connection with each Offering, the Board or Committee, whichever is applicable, may specify either a maximum number of shares of Common Stock that may be purchased by any Participant or by all Participants, or a maximum dollar limit that may be used by any Participant on any or all Purchase Dates during the Offering. If the aggregate purchase of shares of Common Stock upon exercise of Purchase Rights granted under the Offering would exceed the maximum aggregate number, then, in the absence of any Board or Committee action to the contrary, a pro rata allocation of the shares of available Common Stock will be made in as nearly a uniform manner as is practicable and equitable.

ARTICLE V

DELIVERY OF SHARES

Section 5.01    Delivery of Shares to Custodian. As soon as practicable after each Purchase Date, the Administrator will cause to be credited to the account of the custodian selected by the Committee the aggregate number of shares of Common Stock with respect to which Purchase Rights of all of the Participants were exercised on the Purchase Date.

Section 5.02    Duties of Custodian.

(a)

The custodian will keep accurate records of the beneficial interests of each Participant in the shares of Common Stock by means of Participants’ Accounts under the Plan, and will provide each Participant with periodic statements as directed by the Administrator.

(b)	The custodian will also, in accordance with procedures adopted by the custodian, facilitate voting rights attributable to shares held in Participants’ Accounts.

(c)	The custodian will automatically reinvest any cash dividends received by the custodian on Common Stock in Participants’ Accounts in additional shares of Common Stock.

(d)

The Committee may require that shares of Common Stock be retained with the custodian, or other designated broker or agent, for a designated period of time and/or may establish other procedures to permit tracking of “disqualifying dispositions” of the shares.

Section 5.03    Delivery of Shares to Participants. In the form and manner established by the Administrator, a Participant may direct the custodian to sell the shares held by the custodian in his or her Account, subject to the restrictions in section 9.02 of the Plan, and deliver the proceeds therefrom, less applicable expenses, to the Participant.

ARTICLE VI

WITHDRAWAL FROM PARTICIPATION

Section 6.01    Withdrawal from Current Participation. Subject to subsection 2.01(b), a Participant may elect to withdraw from participation under the Plan at any time up to 20 days prior to a Purchase Date (or such other date specified by the Administrator) by following the procedures prescribed by the Administrator. As soon as administratively practicable after a withdrawal, payroll deductions will cease and all Contributions to the Participant’s Account not previously applied to the purchase of Common Stock will be returned to the Participant. No interest will accrue on the amounts returned to the Participant. No partial withdrawals will be permitted.

Section 6.02    Affect of Withdrawal on Future Participation. A Participant who has withdrawn from the Plan will not be a Participant in future Purchase Periods unless he or she again enrolls in accordance with the provisions of Article II. Re-enrollment will only be effective as of the commencement of a Purchase Period.

ARTICLE VII

CHANGES IN COMPANY STOCK

In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving corporation, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding on all persons. If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

ARTICLE VIII

RESTRICTIONS ON SHARES

Section 8.01    Restrictions on Transfer. The rights or interests of any Participant in the Plan, or in any Common Stock or cash to which he or she may be entitled under the Plan, will not be transferable by voluntary or involuntary assignment or by operation of law, or by any other manner other than as permitted by the Code or by will or the laws of descent and distribution. Only the Participant to whom a Purchase Right is granted may exercise the Purchase Right. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code or by will or the laws of descent and distribution, such act will be treated as an automatic withdrawal under Section 6.01. No right or interest of a Participant in any Purchase Right will be liable for, or subject to, any lien, obligation, garnishment or liability of the Participant.

Section 8.02    Restrictions on Sale. Participants are prohibited from selling any shares of Common Stock acquired under the terms of the Plan until the expiration of the period commencing on each Offering Date and ending two years later. Notwithstanding the foregoing, the sale restriction will lapse upon the earlier of the Participant’s death, Total and Permanent Disability or Retirement. A Participant who terminates employment with a Participating Company for any reason shall not be subject to the restriction set forth in this Section 8.02.

Section 8.03    Restrictive Legend. Any certificate issued to evidence shares of Common Stock for which a Purchase Right is exercised may bear such legends and statements as the Company or the Committee deem advisable to assure compliance with federal and state laws and regulations and any other restrictions. Such legends and statements may include, but are not limited to, restrictions on transfer.

Section 8.04    Investment Representations and Warranties. As a condition to the exercise of the Purchase Right, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute the shares. At the option of the Company, a stop transfer order against any shares of Common Stock may be placed on the official stock books and records of the Company, and a legend indicating that the Stock may not be pledged, sold or otherwise transferred, unless an opinion of counsel was provided (concurred in by counsel for the Company) stating that the transfer is not in violation of any applicable law or regulations, may be stamped on the stock certificate in order to assure exemption from registration. The Administrator may also require such other action or agreement by the Participant as may from time to time be necessary to comply with the federal and state securities laws. This provision will not obligate any Participating Company to undertake registration of Purchase Rights or Common Stock hereunder.

ARTICLE IX

AMENDMENT AND TERMINATION

Section 9.01    Amendment. The Board may at any time, and from time to time, amend the Plan. Notwithstanding the foregoing, shareholder approval will be sought to the extent necessary and required for the Plan to satisfy the requirements of Code Section 423 or other applicable laws or regulations.

Section 9.02    Termination. The Board may terminate the Plan at any time in its discretion. Unless sooner terminated, the Plan will terminate at the time that all of the shares of Common Stock reserved for issuance under the Plan, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No Purchase Rights may be granted under the Plan after the Plan is terminated. Upon termination of the Plan, the Administrator will terminate payroll deductions and, unless the Participant elects to abandon his or her shares, will issue and deliver to each Participant a certificate for the number of shares of Common Stock paid for in full. A Participant may elect, upon termination of the Plan, to abandon all or any number of the shares of Common Stock then purchasable by and not yet issued. The Administrator will refund to the Participant any amount in the Account contributed by the Participant that exceeds the amount necessary to purchase the number of shares of Common Stock the Participant elects to purchase and not abandoned. If the Participant retains no right to purchase shares of Common Stock, the Administrator will refund to the Participant any amount in the Account contributed by the Participant. Any Contributions remaining in the Accounts will be refunded to the Participants as soon as administratively practicable after termination of the Plan.

ARTICLE X

MISCELLANEOUS

Section 10.01    Disqualifying Dispositions. In order for tax treatment under Code Section 421 to apply to the Common Stock acquired hereunder, the Participant is generally required to hold the shares of Stock for two years after the Offering Date of a Purchase Right through which shares of Common Stock were acquired and for one year after the transfer of Common Stock to the Participant. A person holding Common Stock acquired hereunder who disposes of shares prior to the expiration of the holding periods (a “disqualifying disposition”) will notify the Company of the disposition in writing.

Section 10.02    Tax Withholding. At the time the Purchase Right is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provisions for the Participating Company’s federal, state or other tax withholding obligations, if any, that arise upon the exercise of the Purchase Right or the disposition of the Common Stock. At any time, the Participating Company may, but will not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Participating Company to meet applicable withholding obligations, including without limitation any withholding required to make available to the Participating Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock purchased by the Participant.

Section 10.03    Shareholder Rights. No Participant will have rights or privileges of a shareholder of the Company with respect to any shares of Common Stock subject to Purchase Rights unless and until the Participant’s share of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or transfer agent).

Section 10.04    No Effect on Employment or Service. Neither the Plan nor an Offering will confer upon any Participant any right to continued employment by a Participating Company or interfere with or limit in any way the right of a Participating Company to terminate any Participant’s employment or service at any time. Employment with a Participating Company is on an at-will basis only, unless otherwise provided by a written employment, change in control or severance agreement, if any, between the Participant and the Participating Company, as the case may be. If there is any conflict between the provisions of the Plan and an employment, change in control or severance agreement between a Participant and the Participating Company, the provisions of the employment, change in control or severance agreement will control, unless the conflict results from complying with the requirements of Code Section 423.

Section 10.05    Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor will have been made by a duly qualified guardian or other legal representative), then, unless and until claim therefor will have been made by a duly appointed guardian or other legal representative of the person, the Participating Company may provide for the payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of the person. Any such payment will be a payment for the account of such person and a complete discharge of any liability of the Participating Company and the Plan therefor.

Section 10.06    Compliance with Securities Laws. The sale and delivery of shares of Common Stock under the Plan will be in compliance with relevant statutes and regulations of governmental authorities, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. Further, all Common Stock acquired pursuant to the Plan will be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The terms and conditions of Purchase Rights granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act will comply with any applicable provisions of Rule 16b-3. As to such persons, the Plan will be deemed to contain, and such Purchase Rights will contain, and the shares issued upon exercise thereof will be subject to, such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section  16 of the Exchange Act with respect to Plan transactions.

Section 10.07     Governing Law. The Company’s obligation to offer, issue, sell, deliver or repurchase Common Stock under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale, delivery or repurchase of Common Stock as well as all federal, state, local and foreign laws. This Plan and all determinations made hereunder, and action taken pursuant hereto will be governed by and construed in accordance with the laws of the State of Indiana (without regard to choice of law principles thereof).

Section 10.08    Administrative Costs. All costs and expenses incurred in administering the Plan will be paid by the Participating Company, except that any brokerage fees incurred upon the sale of shares of Common Stock or costs incurred in the issuance of a stock certificate will be paid by the Participant.

Section 10.09    Mistake of Fact. Any mistake of fact or misstatement of facts will be corrected when it becomes known by a proper adjustment to an Offering.

Section 10.10    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person relying thereon considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

Section 10.11    Notices. Any notice or document required to be given to or filed with the Company, Committee or Administrator will be properly given or filed if valid delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to Box 718, Evansville, Indiana 47705.

Section 10.12    Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the provisions hereof. In any necessary construction the masculine will include the feminine and the singular the plural, and vice versa.

Section 10.13    Spendthrift Clause. No benefit or interest available hereunder will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s designated beneficiary, either voluntarily or involuntarily.

Section 10.14    Severability. If any provision of the Plan will be held illegal or invalid for any reason, said illegality or invalidity will not affect the remaining provisions hereof; instead, each provision will be fully severable and the Plan will be construed and enforced as if said illegal or invalid provision had never been included herein.

Section 10.15    Counterparts. This Plan may be executed in any number of counterparts, each of which will constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

OLD NATIONAL BANCORP

PO Box 929

Evansville, Indiana 47706-0929

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be held on May 2, 2019. The 2018 Annual Report on Form 10-K, Proxy Statement, Letter to Shareholders, and directions to the Annual Meeting are available at www.oldnational.com/proxy.

INTERNET VOTING INSTRUCTIONS

You can vote by Internet 24 hours a day, 7 days a week. To vote online, go to www.oldnational.com/proxy and click on “Cast your Vote”. Note: If voting by Internet, your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your Proxy Card. The Internet voting facilities will close at 12:00 p.m. (Central Time Zone) on May 1, 2019.

VOTE BY MAIL

On the reverse side, please mark your Proxy Card. Then sign, date, and return the Proxy Card in the enclosed postage-paid envelope. If you VOTE BY INTERNET, please DO NOT RETURN YOUR PROXY CARD IN THE MAIL.

i SIGN AND DATE THIS CARD - DETACH PROXY CARD HERE i

2) Approval of the amended and restated Old National Bancorp Employee Stock Purchase Plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3) Approval of a non-binding advisory proposal on Executive Compensation.

FOR ☐ AGAINST ☐ ABSTAIN ☐

4) Ratification of the appointment of Crowe LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.

FOR ☐ AGAINST ☐ ABSTAIN ☐

The Proxies are hereby granted authority to vote, in their discretion, upon such other business as may properly come before the

May 2, 2019 Annual Meeting and any adjournments or postponements thereof.

This PROXY, when properly executed, will be voted in the manner directed herein by the undersigned SHAREHOLDER(S).

If no direction is made, this PROXY WILL BE VOTED FOR Proposals 1, 2, 3 and 4.

ALL EARLIER PROXIES ARE HEREBY REVOKED.

Signature(s)	Date

Signature(s)	Date

Joint owners should each sign personally. Trustees, corporate officers and others signing in a representative capacity should indicate the capacity in which they sign.

ADMISSION TICKET

PLEASE BRING THIS TICKET TO THE ANNUAL MEETING.
It will expedite your admittance when presented upon your arrival.

OLD NATIONAL BANCORP

2019 Annual Meeting of Shareholders
Thursday, May 2, 2019 - 8:00 a.m. CDT / Evansville Time

Old National Bank Headquarters
Schlottman Auditorium – 4th Floor
One Main Street
Evansville, Indiana

RETAIN ADMISSION TICKET.

Upon arrival, please present this admission ticket at the registration desk. This ticket is valid to admit the shareholder(s) to the 2019 Annual Meeting.

A reception will follow the Meeting; however, it is not necessary to RSVP.

Please vote electronically or send in your proxy even if you plan to attend the meeting.

i DETACH PROXY CARD HERE i

OLD NATIONAL BANCORP PROXY

This Proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held May 2, 2019, and any adjournments or postponements thereof.

The undersigned hereby appoints Jeffrey L. Knight and Raymond L. Farabaugh, each of them singly, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as indicated herein, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on February 22, 2019, and which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 2, 2019, and all adjournments or postponements thereof, on the following matters.

The Board of Directors recommends a vote “FOR” the election of all nominees listed in Item 1, and “FOR” Items 2, 3 and 4.

1)	The election of the Company’s Board of Directors consisting of twelve Directors to serve for one year and until the election and qualification of their successors. (Mark only one box below.)

01 – Alan W. Braun	04 – Robert G. Jones	07 – Thomas E. Salmon	10 – Derrick J. Stewart
02 – Andrew E. Goebel	05 – Ryan C. Kitchell	08 – Randall T. Shepard	11 – Katherine E. White
03 – Jerome F. Henry, Jr.	06 – Phelps L. Lambert	09 – Rebecca S. Skillman	12 – Linda E. White

☐ FOR ALL NOMINEES LISTED HEREIN (except as indicated below) ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

Instruction: To withhold authority to vote for any individual nominee, print the number(s) of the nominee(s) on the line provided.